    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2001
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 INFOTOPIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                NEVADA 95-4685068
                (STATE OR OTHER JURISDICTION OF (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION) IDENTIFICATION NUMBER)

                                218 TEARALL ROAD
                          RAYNHAM, MASSACHUSETTS 02767
                                 (508) 884-9900
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              INCORP SERVICES, INC.
                          3675 PECOS-MCLEOD, SUITE 1400
                             LAS VEGAS, NEVADA 89121
                                 (702) 866-2500
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             JEFFREY A. RINDE, ESQ.
                               BONDY & SCHLOSS LLP
                         6 EAST 43RD STREET, 25TH FLOOR
                            NEW YORK, NEW YORK 10017
                              PHONE: (212) 661-3535
                               FAX: (212) 972-1677


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

----------------------------- ------------------------- ------------------------- ---------------------------- ------------------
Title of each class of        Amount to be registered   Proposed Maximum Offering Proposed Maximum Aggregate   Amount of
securities to be registered                             Price Per Unit (1)        Offering Price (1)           Registration Fee(1)
----------------------------- ------------------------- ------------------------- ---------------------------- -------------------
----------------------------- ------------------------- ------------------------- ---------------------------- -------------------
Common Stock registered on    78,000,000                $0.115                    $ 8,970,000                  $2,243
behalf of certain
shareholders, par value
$.001 per share (2)
----------------------------- ------------------------- ------------------------- ---------------------------- ------------------
----------------------------- ------------------------- ------------------------- ---------------------------- ------------------
Common Stock registered on    122,000,000               $0.115                    $14,030,000                  $3,508
behalf of certain
shareholders, par value
$.001 per share (3)
----------------------------- ------------------------- ------------------------- ---------------------------- -----------------
----------------------------- ------------------------- ------------------------- ---------------------------- -----------------
Common Stock registered on    45,290,955                $0.115                    $ 5,208,460                  $1,302
behalf of certain
shareholders, par value
$.001 per share
----------------------------- ------------------------- ------------------------- ---------------------------- -----------------
----------------------------- ------------------------- ------------------------- ---------------------------- -----------------
Total                         245,290,955               $0.115                    $28,208,460                  $7,053
----------------------------- ------------------------- ------------------------- ---------------------------- -----------------


         (1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Infotopia, Inc. Common Stock as reported on the Nasdaq Stock Market OTC Bulletin Board on March 22, 2001.

         (2) To be issued in connection with the conversion of an aggregate of
         3.9 million shares of the Company's Convertible Preferred Stock, Series A.

         (3) To be issued in connection with the conversion of an aggregate of
         6.1 million shares of the Company's Convertible Preferred Stock, Series B.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED ________, 2001

                                   PROSPECTUS

                       245,290,955 Shares of Common Stock

                                 INFOTOPIA, INC.

                     Common Stock, Par Value $.001 Per Share

        This prospectus covers the offer and sale of an estimated 245,290,955 shares of our common stock. The common stock is being offered and sold by certain of our security holders.

        The selling security holders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

        All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders.

        Our common stock is currently traded on the Nasdaq Stock Market OTC Bulletin Board under the symbol "IFTP." On March 22, 2001, the last reported sales price of a share of Infotopia common stock was $.115 per share.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ___________ , 2001.

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----

    Where You Can Find More Information ................................   5

    Prospectus Summary .................................................   5

    Summary Risk Factors ...............................................   8

    Use of Proceeds ....................................................  11

    Selling Shareholders ...............................................  11

    Plan of Distribution ...............................................  13

    Legal Matters ......................................................  15

    Experts ............................................................  19


THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                               PROSPECTUS SUMMARY

        The following summarizes the business and operations of Infotopia, Inc. (referred to in this prospectus as "we", "us", "Infotopia" or the "Company"). This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are included in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors."

THE COMPANY

        Infotopia, Inc. was originally incorporated in the name of Flex Marketing, Inc. under the laws of the State of Ohio on September 11, 1997. The Company was acquired by and became a wholly owned subsidiary of National Boston Medical, Inc. in a share exchange agreement executed on November 21, 1998. On April 25, 2000, Dr. Abravanel's Formulas, Inc., a Nevada corporation ("Dr. Abravanel's"), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia was exchanged for common stock of Dr. Abravanel's. As a result of the share exchange, Dr. Abravanel's changed its name to Infotopia, Inc.

        Infotopia is in the Direct Marketing business encompassing commercials, infomercials, print media, radio and the World Wide Web. In order for Infotopia to increase revenues significantly, it may be necessary to seek additional capital to accomplish our business plan. We realize that the life-blood of Direct to Retail Marketing is new products. Therefore our product research and development/marketing department is considered to be of key importance to our future. New product ideas come from a variety of sources, including inventors, suppliers, trade shows, industry conferences, strategic alliances with manufacturing and consumer product companies. Currently, we have 16 new products in various stages of development, all suitable for "Direct to Retail" Marketing.

        We do extensive research and market evaluation of each product in order to determine if a product may be suited for direct response television and subsequent marketing through non-infomercial distribution. Upon final acceptance of the product, we obtain the rights to the products created by third parties through various licensing arrangements generally involving royalties related to sales of the product. We also obtain the rights to sell products, which have already been developed, manufactured and marketed through infomercials produced by other companies. We generally seek exclusive worldwide rights to all products in all means of distribution. These include the successful Backstroke Back Massager that was launched in November of 1998 and has been sold in both domestic and international markets.

        We have hired six (6) new employees. As the company expands its operations, we may add additional employees. Our goal is to become a leader in Electronic Retailing, specializing in Direct Response Television (DRTV). Electronic Retailing is the use of any electronic media to present products to the consumer and provide a means of purchasing. There are four characteristics of electronic retailing:

                (i) Electronic media includes television, radio and the Internet.

                (ii) The message contains all information that the consumer needs to make a buying decision.

                (iii)   There is a specific offer made to the consumer.

                (iv) There is an appeal to the consumer to make an immediate buying decision.

        The success of the Backstroke was the result of trial and error and a fast learning curve on the part of our management. Deciding that it is better to learn from the mistakes of others, we undertook extensive research into the electronic retailing industry. We analyzed the competition for its strengths and weaknesses. "Why do some products succeed while others fail?" "Why do some companies succeed while others fail?" We learned that the companies or products that failed all shared some common traits:

                Lack of new products

                Inability to attract inventors

                Poorly designed products

                Insufficient cost containment

        We realized that the current Direct Marketing paradigms needed to be challenged and reinvented with the emphasis placed on the inventor. The inventor is supported by a streamlined organization that is capable of marshaling the skills and resources best suited to a particular inventor and product. Our streamlined organization provides this new paradigm. Through strategic industry alliances, we are able to offer a broad range of talent and expertise that would be extremely expensive to offer inhouse. Our management has chosen to outsource specialty functions to companies with experience and expertise in various areas of "Direct Response to Retail Marketing." Through outsourcing, we are able to multiply the company's ability to recruit inventors, attract new products, and successfully launch multiple products.

PRODUCT LINE

        Infotopia is a product development company that specializes in the flexible marketing, advertising, and direct response sales of innovative consumer products. We have developed or obtained the marketing rights to several products in growth industries, including, healthcare, fitness, and recreation. We are currently direct marketing the Backstroke Back Massager, which has been highly successful among consumers and healthcare professionals throughout the United States and abroad. Additional contracts and agreements have been made with Designs by Dean and Torso Tiger, Inc. Based on the particular product and profit potential, we will outsource portions of a product launch to other media production companies. We are also actively pursuing and reviewing additional new products that may lend themselves well to this form of marketing.

        On August 17, 2000, we acquired exclusive rights to market the Torso Tiger machine. The Torso Tiger infomercial was consistently rated in the top ten infomercials during the months of August through November 2000 by Infomercial Monitoring, Inc. based on the frequency of airings in the United States. In November, 2000 the Company released the Torso Tiger II which is a scaled-down version of the best-selling Torso Tiger available only through retail channels. On October 30, 2000 Infotopia, Inc. acquired rights to market two new products and infomercials from Torso Tiger, Inc. The key product to the deal is the new "Total Tiger (TM)". The Total Tiger(TM) is a complete total body workout that anyone can do quickly and easily to achieve desirable results. The product is a completely new design and will utilize some of the basic components that made the Torso Tiger (TM) so successful. In addition to Total Tiger(TM), the Company acquired "the Hot Mommies(TM) System". The "Hot Mommies(TM) System" is a program designed to give mothers essential nutrients for better energy, stress-relief, better skin, hair and nails, weight loss, hormonal balance, mental clarity and focus and an increased sex drive. The infomercial has been completed and early results showed that for every dollar spent on media, three dollars was brought back into the Company.

        On October 30, 2000 the Company entered into an agreement with Torso Tiger Inc. and the National Science Corporation of America (NSCA) for the marketing of two preventive osteoporosis and prostate products.

        On November 16, 2000 the Company signed a joint venture agreement for the marketing of six new products with the Infomercial Development Companies of San Diego, California and a right of first refusal on all new products under their development. The new products include: Changes - Female Menopausal and PMS herbal supplement 60 day supply developed and endorsed by Dr. Shari Lieberman; Facial Spa - hand held home facial unit that operates with rechargeable ni-cad battery technology. The product emits low heat, vibration and electrical pulse stimulation (three settings: including all at once) and can be used with the consumer's existing skin care products. The consumer will use heat to open the pores, vibration to massage the cream deep into the skin and electrical pulse to exercise facial muscles; Fresh Start created by Cathi Graham after she personally experienced the loss of 186 lbs. through this system. The product consists of a weight loss program that includes workbooks, audio and video tapes, a fat-burning recipe book and a personal manual/journal focusing on increasing metabolism to burn fat faster; Rejuvicare is a 30-day skin care system which includes day cream, night cream, antioxidant serum and skin care supplement; the Medicus Dual 2000 is a golf swing training device comprised of a golf club with a shaft that is hinged to articulate about two distinct axes. The training device allows the detection of multiple common swing faults through the novel hinge design; "Multiple Streams of Cash" is a business opportunity packager from best selling author Robert Allen which includes workbooks and tapes. Included with the offer is a 6 hour telecoaching program with Robert Allen and his "Millionaire Maker" Team.

        On November 30, 2000 Infotopia licensed the "Body by Jake Bun & Thigh Rocker" from Lohan Media Productions. Lohan Media and Infotopia agreed to co-advertise the product, which allows the user to quickly and easily trim and tone the hips and thighs. The Body By Jake Bun and Thigh Rocker was listed as the number one ranked infomercial in the country according to Infomercial Monitoring Service Inc.'s National Cable Rankings for infomercials airing for the week ending December 29, 2000.

        Infotopia, Inc. is also marketing the Cooking Saddle, which allows the ability to effortlessly lift turkey or other meats from cooking pan to the table.

        We are projecting revenues in these new products and additional projected launches in the coming year to help us achieve our goal of approximately $28,000,000 in sales revenue for the first quarter of fiscal 2001. The Company is projecting net sales of approximately $294,000,000 for fiscal 2001.

MARKET RESEARCH

        The consumer market for massagers and related products has consistently grown during the last 20 years. Consumers have supported the industry by purchasing electric massage wands, chairs, and a variety of manual devices. Furthermore, the overall growth of the health care and physical fitness industry have complimented the sales of massage related devices. Industries that provide products that enhance the body or provide a feeling of well being have grown significantly due to an increase in consumer demand for products that enhance the body and level of physical fitness/appearance.

        The growth and improvement of direct response marketing and sales via infomercials, home shopping networks and commercials has had a positive impact on the massager industry. Manufacturers and retailers are utilizing alternative forms of retailing, such as, television shopping and infomercials, merchandising massagers with other home comfort items and promoting the products as a year-round purchase category. Unit sales, estimated at 4.6 million, are predicted to rise 4 - 10% throughout the entire category. Sales of body mats, massage chairs, and other higher ticket massagers are expected to grow 4-5 times faster than the entire category, which is the fastest growth that the category has experienced in years. Currently in the United States, more than 60% of all infomercials feature products from the physical fitness, health care, or body care industries. These products range from exercise devices to diet plans and self-improvement programs. Consumers are increasingly more interested in improving their quality of life by enhancing physical appearance and overall well-being. Manufacturers and retailers have responded to this surge in interest and demand by offering more products in these industries at various price points. Traditionally, consumers had fewer choices in healthcare and body care devices, and the products were offered at relatively high price points. Prior to the mid 1980's, the products were marketed to high income individuals as specialty or exclusive items only distributed in specific retail stores or catalogs.

PRODUCTS

        Infotopia is currently marketing the Torso Tiger, the Body Rocker, the Body by Jake Bun & Thigh Rocker, the Cooking Saddle, the Backstroke Back Massager and the Hot Mommies System. The Torso Tiger II is strictly available through major retailers in the United States through direct marketing only.

TORSO TIGER

        The Torso Tiger is an abdominal and upper body exercise machine. It allows the user to exercise the upper and lower abdominal muscles, waist, chest, back and shoulders, and triceps and biceps simultaneously.

TORSO TIGER II

        The Torso Tiger II is a smaller version of the Torso Tiger which is sold through major retailers throughout the world.

BODY ROCKER

        The Body Rocker affords the user the ability to do strength training and a non-impact aerobic workout using one machine. The areas affected through the use of the Body Rocker include the upper and lower body abs, waist, chest, back and shoulders, triceps, biceps and the hamstring gluts and thighs.

COOKING SADDLE

        The Cooking Saddle is a fully netted cotton material implement that can hold up to a 40-pound turkey. The Cooking Saddle is placed under a turkey before it is baked by means of straps which are raised up over the sides to hold the legs and wings tucked inside the Cooking Saddle. When the turkey is ready to be removed from the oven, the Cooking Saddle is used to lift the turkey from the cooking pan to the platter. A patent is pending on the Cooking Saddle. The Company currently has a commitment for one million units from a major retail chain.

BACKSTROKE BACK MASSAGER

        The Backstroke Back Massager is a body massager and health care device which was designed by a doctor of chiropractic medicine. The Backstroke Back Massager provides muscle stimulation, increased circulation and acupressure in the neck, back and torso. The unit is marketed with an adjustable neck support roller and video instruction tape.

BODY BY JAKE BUN & THIGH ROCKER

        The Body by Jake Bun & Thigh Rocker enables users to tone hips and thighs and to simultaneously tighten the buttocks area.

HOT MOMMIES SYSTEM

        The Hot Mommies System consists of natural herbal formulas providing the essential nutrients that mothers generally need and lead to higher energy, stress-relief, improved skin, hair and nails, weight loss, and hormonal balance. Hot Mommies products include Essential 3 Formula which contains a weight reducing and balancing formula and a unique herbal formulation to increase body energy. The Hot Mommies System also includes Fat Sweeper, a dietary supplement to be used to reduce the amount of fat absorbed by the body after the consumption of foods that are high in fat.

TOTAL TIGER

        The Total Tiger is an exercise product for the upper and lower body.

MEDICUS DUAL 2000

        The Medicus Dual 2000 is a golf-swing training device.


PRODUCTS TO BE RELEASED DURING 2001

        The Company has currently in development eight additional projects. Some of these projects have completed infomercials and others will be completed in the first and second quarters of 2001.


                                  RISK FACTORS

        The following factors should be reviewed carefully in conjunction with the other information in this Prospectus and our financial statements which are incorporated by reference. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

        WE HAVE A LIMITED OPERATING HISTORY. We emerged via a spin-off and share exchange agreement from National Boston Medical, Inc. and a subsequent reverse merger with Dr. Elliot Abravanel's Formulas, Inc. in April 2000. New management was appointed immediately following the reverse merger and a complete overhaul of our operations and our marketing strategies were implemented. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

        WE RELY ON SALES OF A FEW KEY PRODUCTS. Our financial success depends almost entirely on marketing our innovative products such as the Body Rocker and Torso Tiger, which has and will continue to generate substantially all of our net sales. We recently expanded our presence in the home and commercial fitness equipment markets by entering into a licensing agreement to market the Torso Tiger. We plan to diversify our product line in the future, but we have not yet begun to do so. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in Body Rocker(TM) or Torso Tiger products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

        WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED GROWTH. We have grown significantly since April 2000, when we overhauled our marketing campaign due to the implementation of new management. We intend to continue to pursue an aggressive growth strategy. To manage our growth effectively, we believe that we must:

        -       Maintain a high level of manufacturing quality and efficiency;

        - Continue to enhance our operational, financial and management systems and controls;

        -       Effectively expand, train and manage our employee base;

        - Maintain an effective and efficient customer call center and Inventory control and distribution system. Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

        A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

        OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER FITNESS MARKET. Our net sales and profitability depend significantly on the acceptance of our existing and future fitness products within the consumer fitness market. This market is characterized by rapidly changing fitness trends and fads, frequent innovations and improvements are necessary to maintain consumer interest in fitness products. Our financial performance may be harmed if we are unable to successfully adapt the Body Rocker(TM), Torso Tiger or any of our consumer products to these changing trends and fads.

        OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs. See "Business - New Product Development and Innovation" for a discussion of our product development efforts.

        WE DEPEND ON CERTAIN KEY EMPLOYEES. We will depend heavily upon the services of certain officers and directors of the Company, including in particular, Daniel Hoyng and Ernest Zavoral. We do not have key person life insurance on any of the lives of said individuals but we are in the process of evaluating its needs for such insurance. We have employment contracts in effect with two of our executive officers, Daniel Hoyng, our Chairman and Chief Executive Officer, Ernest Zavoral, our President and Marek Lozowicki, our Executive Vice President. We also have employment contracts in effect with Lisa Ulshafer, Vice President of Information Technology, Robert Tilton, Vice President of Public Relations, Alan Ricks, Vice President of Operations and Bill Gross, Vice President of Internet Direct Marketing. There are no other agreements or understandings with persons regarding termination of employment or change-in control arrangements. While we may hire additional qualified individuals to work in various capacities for the Company, the loss of the services of any of the officers and directors could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

        WE FACE REGULATORY RISKS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

        FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

        INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance. We have limited operating experience with the Torso Tiger which we began marketing in August 2000, and therefore limited experience with the return rates for this product. See "Business - Products."

        OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected. We have limited operating experience with the Torso Tiger, which we began marketing in August 2000, and therefore limited experience with warranty claims for these products. The manufacturer does indemnify us for factory defects, however.

          OUR MARKET IS INTENSELY COMPETITIVE. Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment. Important competitive factors in this market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage. See "Business - Competition."

        WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

        WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. We currently have no agreements, understandings or other arrangements with respect to any acquisition. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

        INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television commercials and television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease our profitability. See "Business - Direct Marketing" for a more detailed discussion of our advertising efforts.

        OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business - Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

        OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently hold a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages. See "Business - Intellectual Property."

          THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID. Trading in our securities is conducted on the Nasdaq OTC Bulletin Board. As long as the common stock is not quoted on the Nasdaq National Market or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

        The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years.

Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock continues to be subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.

        OUR DIRECTORS HAVE THE AUTHORITY TO DESIGNATE ONE OR MORE CLASSES OF PREFERRED STOCK. Our Articles of Incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred stock. Such preferred stock may have such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock. Our directors could use this authority, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of Infotopia. To date, the directors have authorized an aggregate of 10,000,000 shares of convertible preferred stock, in two series, which are convertible into 200,000,000 shares of common stock. See "Description of Securities."

        FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Future sales of shares of common stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of common stock upon the exercise of options or warrants could materially adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the common stock prevailing from time to time.

                           FORWARD LOOKING STATEMENTS.

        This Prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties that could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

        The shares of common stock offered hereby are being registered for the account of the selling security holders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the security holders who offer and sell their shares of common stock.
The principal purpose of this offering is to effect an orderly disposition of the selling shareholders' shares. We will not receive any part of the proceeds from such sales of common stock.

                         DETERMINATION OF OFFERING PRICE

        The offering price of the Common Stock offered in this offering has been arbitrarily determined by the Company and bears no relationship to any recognized criterion of value. The price does not bear any relationship to the assets, book value, earnings or net worth of Infotopia. In determining the offering price, we considered such factors as prospects, if any, for our product within the industry, the previous experience of management, lack of technological development with respect to our project to date, our historical and anticipated results of operations, the present financial resources of the Company and the likelihood of acceptance of the proposed offering in the current securities markets. The shares of common shock covered by this Prospectus may be sold by the Selling Shareholders from time to time at prices and on terms not yet determined and solely within the discretion of the Selling Shareholder.

                              SELLING SHAREHOLDERS

        The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

        In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

-------------------- ------------------ -------------------------------------
Selling Shareholder  # of Shares Owned  # of Shares # of Shares Percent ownership
                                        Being Sold  Owned After  of common
                                                    Completion   stock
-------------------- ------------------ -------------------------------------
Daniel Hoyng          14,630,440        14,630,440       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Ernest Zavoral        12,106,780        12,106,780       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Marek Lozowicki        9,408,861         9,408,861       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Clinton Smith          1,264,080         1,264,080       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Lisa Ulshafer          1,233,340         1,233,340       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Robert Tilton          1,233,340         1,233,340       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Al Ricks               1,233,340         1,233,340       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Douglas Blattner       1,233,340         1,233,340       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
William Gross          1,233,340         1,233,340       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------

Directors and
Officers as a Group   43,576,861        43,576,861       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Amy Christianson       1,233,333         1,233,333       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Darleen Gasbarro       1,233,333         1,233,333       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Bondy & Schloss
LLP                    3,000,000         3,000,000       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Pali Financial
Group,                 3,000,000         3,000,000       0           0
Inc.
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
KMI, Inc.              3,000,000         3,000,000       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
RMK Investments        3,000,000         3,000,000       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Gorda
Investments
Ltd.                 122,000,000       122,000,000       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Altea Investments
Ltd.                  11,647,428        11,647,428       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Thomson Kernagan      53,600,000        53,600,000       0           0
-------------------- ------------------ -------------------------------------
-------------------- ------------------ -------------------------------------
Total                245,290,955       245,290,955       0           0
-------------------- ------------------ -------------------------------------

        The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

        As of March 23, 2001, there were 189,996,005 shares of common stock outstanding.

        Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

        Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth the ownership of Registrant's common stock, by the executive officers referred to in the Summary Compensation Table in Item 10 of this Annual Report on Form 10-KSB, and by Registrant's directors, and by Registrant's directors and officers as a group. The percentage figures assume 189,996,005 shares issued and outstanding. Because Registrant has insufficient common shares authorized to issue shares of common stock upon the exercise of certain options (referred to in Item 10, above), the figures presented in the following table do not include such shares. The addresses for all persons listed herein is c/o the Company, at its address set forth on the first page of this Report:

Name                      Position             # shares common,%

Daniel Hoyng              Chairman/CEO         0/0
                          Director
Ernest Zavoral            President            0/0
                          Director
Marek Lozowicki           Vice President       0/0

Clinton Smith              Director            1,000,000, .53%

All executive officers and
Directors as a group (9 persons)               1,524,000, .80%

Series A

Name                      Position             # shares  Preferred A, %
Daniel Hoyng              Chairman/CEO         631,522   16.19%
                          Director
Ernest Zavoral            President            505,339   12.96%
                          Director
Marek Lozowicki           Vice President       391,600   10.04%
Clinton Smith             Director              63,204   01.62%
Other executive
 officers                                      308,335   07.91%

All executive officers and
Directors as a group (9 persons)             1,900,000   48.72%

Thomson Kernaghan                            2,000,000   51.28%


Series B
Gorda Investments, Ltd.                      6,100,000  100.00%

Security Ownership Upon Exercise of All Conversion and Option Rights

Name                      Position            # Shares   Percent
Daniel Hoyng              Chairman/CEO        14,630,440    3.44%
                          Director
Ernest Zavoral            President           12,106,780    2.85%
                          Director
Marek Lozowicki           Vice President      9,408,861     2.21%
Clinton Smith             Director            1,264.080      .30%

Other executive
 officers                                     6,166,700     1.45%

All executive officers and
Directors as a group (9 persons)             43,576,861    10.26%

* Indicates less than 1%

        (1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty
(60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

        (2) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or lesser than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

        (3) The address for each of the directors and officers of Infotopia is 218 Tearall, Raynham, Massachusetts.


                              PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

        - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        - an exchange distribution in accordance with the rules of the applicable exchange;

        -       privately negotiated transactions;

        -       short sales;

        - broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

        -       a combination of any such methods of sale; and

        -       any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                LEGAL PROCEEDINGS

         On September 20, 2000, an action was commenced in the District Court of Clark County, Nevada by Dragons Forever, Ltd., a corporation organized under the laws of the Bahamas, against the Registrant and other parties. The claims against Registrant are being made in Registrant's capacity as the successor corporation to Flex Marketing, Inc. Plaintiff alleges that Flex Marketing breached a certain Media Funding Agreement entered into by Plaintiff and Flex Marketing on or about April 23, 1999. Plaintiff alleges that Flex Marketing did not pay plaintiff the monies due it under such Agreement, and seeks general damages of $10,000 and compensatory damages of $10,000 against each defendant, and reimbursement for all legal costs incurred by the plaintiff in this suit. Registrant intends to vigorously defend against the claims asserted in the matter. Registrant has asserted in a responsive pleading that the plaintiff neither has, nor can it assert, claims against Registrant, because the plaintiff's claims are based upon a contract with National Boston Medical, Inc., a debtor in bankruptcy and the former parent of Registrant, and the plaintiff has filed a proof of claim in the bankruptcy proceedings of National Boston Medical, Inc. Discovery is continuing in this matter. Registrant cannot predict the ultimate resolution of this proceeding.

         On December 11, 2000, a proceeding was commenced in the State Court of Fulton County, Georgia by Jeff Freedman against Registrant and two of its officers. Plaintiff claims he was not fully paid royalties under an agreement he had entered into with National Boston Medical, Inc., a debtor in bankruptcy and the former parent of Registrant. Plaintiff seeks to recover damages in contract and in tort. Registrant intends to vigorously defend against the claims asserted in the matter. It is Registrant's understanding that plaintiff and National Boston Medical, Inc. have entered into an agreement settling this claim. Registrant asserts that plaintiff's claim is properly asserted against National Boston Medical, Inc., and will be handled as part of that entity's bankruptcy proceedings. Registrant cannot predict the ultimate resolution of this proceeding.

                  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


         The following Table sets forth certain information regarding the executive officers and directors of Infotopia as of June 30, 2000:


Name                  Age               Title

Daniel Hyong          38                Director, Chairman, and Chief
                                        Executive Officer

Ernest Zavoral        44                Director and President

Marek Lozowicki       38                Acting CFO, Exec. V.P., Secretary

Clinton Smith         41                Director

Lisa Ulshafer         36                Vice President

Robert Tilton         33                Vice President

Alan Ricks            47                Vice President

William Gross         46                Vice President

Douglas Blattner      42                Vice President


        A brief description of the backgrounds of the current Executive Officers and Directors are set forth below:

                        EXECUTIVE OFFICERS AND DIRECTORS

         DANIEL HOYNG, Chairman of the Board and CEO is an accomplished leader with over eight years of experience as an executive in a public company. Mr. Hoyng has served as the CEO and Chairman of Infotopia, Inc. since April 26, 2000 and previously served as Chairman and CEO of National Boston Medical, Inc. and came with other key executives when Infotopia was acquired by Dr. Abravenals's Formula from National Boston Medical, Inc. Previously, Mr. Hoyng excelled as a Divisional Director for Healthcare Services Group, Inc., a publicly traded company specializing in housekeeping and laundry services to the long-term care industry. Prior to his work with Healthcare Services Group, Inc., Mr. Hoyng served as a Sales Manager and then General Manager for ARA/Cory Refreshment Services. Mr. Hoyng has established a solid track record of building sales and profits for each of the Companies he has served. He was awarded his Bachelors in Communications Degree from Saint Joseph's College in 1985.

         ERNEST ZAVORAL, Director and President, brings to the Registrant over 20 years of marketing and managerial experience. After attending Grove City College, Mr. Zavoral spent 15 years as a marketer and project manager for companies providing environmental solutions. His highly developed communication, presentation and management skills led him to enter the product development field, where he was responsible for bringing new and innovative products from the drawing-board to retail success. Mr. Zavoral is credited for developing "Why-Tie Shoelaces" and positioning that product to be a national success, with Wal-Mart as a primary customer. As President of Infotopia, Mr. Zavoral is responsible for the day to day operations along with developing and marketing heath related new products such as INFOTOPIA's highly acclaimed Backstroke(r), through television infomercials and into retail distribution.

      MAREK LOZOWICKI, Secretary and Vice President has several years of managerial and technology experience in the field of portrait photography in the retail sector. His management positions with PCA, Inc., AFP, Inc. and Portraits International, Inc. consisted of overseeing regional high volume retail consumer portrait photography operations contracted with several national retailers such as K-Mart, Wal-Mart, Ames, Bradlees and others. While with AFP, Inc. Mr. Lozowicki was managing one of the largest regions in the country and was responsible for implementing new digital photography technologies that allowed for more efficient operations. Mr. Lozowicki most recently served as the Vice President and Secretary of NBM, Inc., the parent company of Infotopia, Inc. and remained with Infotopia, Inc. after Dr. Abravanel's Formulas, Inc. acquired Infotopia in April 26, 2000. Mr. Lozowicki had completed his college education in Poland and continued graduate studies at the Athenaeum of Ohio in Cincinnati.

         CLINTON SMITH, ESQ., director, received a baccalaureate degree at Morehouse College of Atlanta, Georgia where he majored in history and business administration. Mr. Smith completed the Juris Doctor degree in law at the Tulane University School of Law where he also received the 1987 Merit Award Recipient for the Law League of Louisiana. Mr. Smith is a member of the Louisiana Bar and is co-owner and General Partner of Roby & Smith, a full service law firm with a concentration in litigation. Mr. Smith is also a partner in the law firm of Bryan & Jupiter whose practice focuses on education/school law, commercial law, workers' compensation and tort defense.

         LISA ULSHAFER, Vice President, is Infotopia's Manager of Information Technology. Ms. Ulshafer has an extensive background in graphic and website design. Prior to joining Infotopia, Ms. Ulshafer owned and operated her own independent website and design businesses for over seven years, including Design Concepts from 1993-1998, Your Way Website Services from 1998 through currently and Webs on Wall Street from October 2000 through currently. One of Ms. Ulshafer's primary areas of responsibility will be Infotopia's website as she will focus on assisting Infotopia in the development of its strategic goal of having a strong Internet presence. Ms. Ulshafter is a graduate of Michigan State University where she earned a baccalaureate degree in 1986.

         ROBERT TILTON, Vice President, is Infotopia's Manager of Investor Relations. Mr. Tilton's primary experience is in the retail sector, having owned several companies in both the retail and wholesale markets. Upon graduating High School in 1985, Mr. Tilton went into a private retail and wholesale business manufacturing and distributing novelty gift products which he did for seven years. His responsibilities were to design, manufacture and distribute the products as well as general business maintenance. In 1992 Mr. Tilton joined his family's gourmet baking company that specialized in retail and wholesale gourmet products. This business catered to the hotel chains of Marriott, Hyatt, Holiday Inn and several upscale country clubs in the northeast. Some of Mr. Tilton's responsibilities were the corporation's finance along with all business developments and the production done in the facility. In his financial capacity, Mr. Tilton became more involved with the public trading company sector. In October of 2000 he formed OTC Relations LLC, an investor relations firm that caters to dealing with shareholders needs on a more personal level. At this time he was hired as a consultant to Infotopia, handling the daily responsibilities of shareholder requests and phone calls as well as briefing the company on the current status of Infotopia in the marketplace. On January 7th, 2001 Mr. Tilton joined Infotopia as Vice President of Investor Relations as a full-time employee.

         ALAN RICKS, Vice President, is the executive head of operations for Infotopia. Mr. Ricks's background consists of 22 years of managerial experience in marketing, project management, operations, planning, and business development. Mr. Ricks has spent the last six years as a consultant to retailers in marketing and development. Prior to that he was a Projects Director for the Edward J. DeBartolo Corp., and a Development Officer for JMB/Federated Realty for six years. Mr. Ricks also held various positions in regional and local economic development as Vice President - Business Development for the Dayton Development Council and Director of Development and Planning for a local municipality. He has also held various managerial positions, including Administrator, for two municipal operations. Mr. Ricks holds a Masters Degree in Administration, and a Bachelor of Arts Degree.

         WILLIAM GROSS, Vice President, is Infotopia's Manager of Internet Direct Marketing. Mr. Gross was a co-founder and partner of an international apparel company between 1984 and 1995. Mr. Gross also founded a retail and advertising specialty products company and from 1996 until 2000, Mr. Gross was responsible for taking new products from concept through manufacturing to market. Most recently Mr. Gross was responsible for the initial business development activities of Big Media, Inc., an Internet network advertising firm, and assisted in company funding. Mr. Gross's educational background includes a Bachelor of Science degree in Business Administration which was awarded to him by the University of Illinois.

         DOUGLAS BLATTNER, is Vice President and Chief Information Officer of Infotopia. Mr. Blattner has a diverse background in technology systems development and deployment. Most recently, Mr. Blattner was Director of Information Systems for a multinational semiconductor manufacturer, leading the development of computing systems technologies for that firm, which were subsequently used by other international semiconductor firms, and leading the development of a major manufacturing facility for his firm. Subsequently, Mr. Blattner founded a technology consultancy firm, involved in on-line marketing promotions, telecommunications and process control development for a number of significant high technology companies, and was the founder and CTO of Community Vision, Inc. In addition, Mr. Blattner served as the CTO of Big Media, Inc. which is an Internet marketer. Mr. Blattner is named on numerous technology patents in the field of Internet advertising and home automation.

         Reference is made to the caption legal proceedings, above, for a description of the legal proceedings commenced by Jeff Freedman against the Registrant; Messrs. Hoyng and Zavoral are also named as defendants in this proceeding. Messrs. Hoyng, Zavoral, and Lozowicki were executive officers of National Boston Medical, Inc. during the two-year period prior to the filing of a petition in bankruptcy by such entity. Mr. Smith served as a director of National Boston Medical, Inc. during the two-year period prior to the filing of a petition in bankruptcy by such entity.

         During the fiscal year ended December 31, 2000, the officers and directors of Registrant failed to be in timely compliance with their reporting requirements under Section 16 of the Securities Exchange Act of 1934. The required filings will be made by Registrant within 60 days of the date of this Report.


                            DESCRIPTION OF SECURITIES

PREFERRED AND COMMON STOCK

        Our authorized capital stock at March 15, 2001 consists of 190,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock. As of March 15, 2001, there were issued and outstanding 189,996,005 shares of common stock and 22 holders of record. All outstanding shares of common stock are fully paid and nonassessable. Holders of the common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and the holders of the common stock exclusively possess all voting power. The articles of incorporation do not provide for cumulative voting in the election of directors. The holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors from funds available therefor, and upon liquidation they are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of common stock have no preemptive rights.

        In March, 2001, the Company sold an aggregate of 10,000,000 shares of its preferred stock, dividend into two series, its Convertible Preferred Stock, Series A, and Convertible Preferred Stock, Series B. The terms for each of these series of preferred stock, including super-voters rights, are set forth in full in their respective Amended Certificate of Designation, the forms of which are exhibits to this Registration Statement.

        An aggregate of 3.9 million shares of Convertible Preferred Stock, Series A was issued to 6 holders for consideration of $1.40 per share or its equivalent. An aggregate of 6.1 million shares of Convertible Stock, Series B was sold to one holder for an aggregate consideration of $10,000. Pursuant to the terms of the Convertible Preferred Stock, Series B, upon conversion of the Convertible Preferred Stock, Series B, the holder of the Convertible Preferred Stock, Series B shall pay a minimum of $0.07 per share of common stock to exercise its conversion rights.

        Our articles of incorporation and bylaws do not contain any provision that would delay, defer or prevent a change in control.

        430,090 of the 189,996,005 shares of the common stock outstanding as of March 19, 2001 are subject to the limitations of Rule 144 promulgated under the Securities Act, and 189,565,915 shares are freely trading. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who holds shares of restricted securities as to which a minimum of one year has elapsed since the latter of the date of acquisition from the issuer or from an affiliate of the issuer, and any person who is an "affiliate" as that term is defined under the Securities Act, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of the Company (approximately 1,899,960 shares as of March 23, 2001) or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. Under Rule 144, however, a person who holds restricted securities as to which a minimum of two years has elapsed since their acquisition from the issuer or an affiliate of the issuer and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell such shares without regard to the volume, manner of sale and certain other limitations contained in Rule 144.

DEBENTURES

        In December 2000, Infotopia issued an aggregate of $600,000 of Convertible Debentures ("Debentures") due three years after issuance bearing interest at the rate of 12% per annum and maturing in December, 2003. The Debentures are convertible on or after February 13, 2001 into shares of the Company's common stock at a price per share equal to the lesser of (i) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to the conversion date discounted by 30% and (ii) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to December 29, 2000 discounted by 30% (the "Conversion Price"). The Company shall have prepayment rights if within 1 business day from delivery of the conversion notice, the Company provides a written notice to Investor that it intends to prepay the amount being converted by Investor at 135% x (outstanding principal + unpaid interest any default and penalty payments due).

        Investors in the Debentures shall receive for each $1.00 of convertible investment, warrants to purchase four (4) shares of the Company's common stock. Warrant terms shall include a five year term from date of issuance, exercise price equal to $0.001, cashless exercise and demand piggyback registrations rights (notwithstanding registration rights already granted).


        In February 2001, Infotopia issued an aggregate of $600,000 of Convertible debentures due two years after issuance bearing interest at the rate of 12% per annum and maturing in February 2003. The Debentures are convertible on or after April 14, 2991 into shares of the Company's common stock at a price per share equal to at a price per share equal to the lesser of
(i) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to the conversion date discounted by 30% and (ii) the average of the lowest 3 closing bid prices during the 20 trading days immediately prior to February 28, 2001 discounted by 30% (the "Conversion Price"). The Company shall have prepayment rights if within 1 business day from delivery of the conversion notice, the Company provides a written notice to Investor that it intends to prepay the amount being converted by Investor at 135% x (outstanding principal + unpaid interest any default and penalty payments due).

        Investors in the Debentures shall receive for each $1.00 of convertible investment, warrants to purchase three (3) shares of the Company's common stock. Warrant terms shall include a five year from date of issuance, exercise price equal to $0.001, cashless exercise and demand piggyback registrations rights (notwithstanding registration rights already granted).

                                    OPTIONS

            We have entered into employment agreements from time to time with our directors and officers that provide for the grant of options to purchase our stock. We have also adopted a directors and secretary stock option plan which runs through August 31, 2001. These options are all exercisable at various prices. In the aggregate a total of 61,788,903 options as of March 26, 2001 have been granted.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

            Our charter provides that no director shall be personally liable to us or to any stockholder for monetary damages arising out of such director's breach of fiduciary duty, except to the extent that the elimination or limitation of liability is not permitted by Nevada law. The Nevada law, as currently in effect, permits charter provisions eliminating the liability of directors for breach of fiduciary duty, except that such provisions do not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to a corporation or its stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any payment of a dividend or approval of a stock purchase which is illegal under Section 78.751 of the Nevada General Corporation Law or
(d) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our charter is to limit or eliminate the potential liability of our directors for monetary damages arising from any breach of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

        Our charter and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 78.751 of the Nevada General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        Bondy & Schloss, LLP, Infotopia's corporate counsel, owns 3,000,000 shares of the Company's common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of certain factors affecting Registrant's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with the Registrant's consolidated financial statements and related notes that are included herein under Item 7 below.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

The statements contained in the section captioned Management's Discussion and Analysis of Financial Condition and Results of Operations which are historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Registrant's present expectations or beliefs concerning future events. The Registrant cautions that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Registrant to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the uncertainty as to the Registrant's future profitability; the uncertainty as to the demand for prepaid telephone services; increasing competition in the telecommunications market; the Registrant's ability to hire, train and retain sufficient qualified personnel; the Registrant's ability to obtain financing on acceptable terms to finance its growth strategy; and the Registrant's ability to develop and implement operational and financial systems to manage its growth.

RESULTS OF OPERATION FOR THE TEN MONTHS ENDED DECEMBER 31, 2000 COMPARED TO THE TEN MONTHS ENDED DECEMBER 31, 1999.

REVENUES

During the ten months ended December 31, 2000, Registrant's net sales were $9,135,411, as compared to $0 during the comparable period in 1999, representing an increase of $9,135,411, and an infinite percentage. The increase during the year was primarily attributable to the Registrant's commencement of operations, and its aggressive marketing of its products, and acquisition of new products to market, compared to the lack of marketable products in the prior period.

COST OF GOODS SOLD

The Registrant's Cost of Sales increased to $3,368,601 from $0 (an infinite percentage) for the ten months ended December 31, 2000 as compared with 1999. The increase in the cost of goods sold during this period is principally associated with the increase in revenues, and the fact that Registrant marketed products in 2000, whereas it did not in 1999.

OPERATING EXPENSES

Operating expenses for the ten months ended December 31, 2000 increased to $30,176,358 from $9,341 during 1999, or an increase of $30,167,017 (>1,000%). In general, this substantial increase primarily was the direct result of the Registrant having put in place a new management team, and greater selling and marketing expenses incurred as a result of commencing operations. For the ten months ended December 31, 2000 as compared with 1999, selling expenses increased $5,803,977 from $0 (an infinite percentage). The increase was due to the Registrant's commencement of operations and continued development and implementation of various new products, the development of selling materials and increased sales efforts. General and Administrative expenses increased to $22,149,676 from $8,296 (>1,000%) from 1999 to 2000. This increase reflects the
Registrant's efforts to build a new, fully-fledged management team focused on the Registrant's growth, and the commencement of operations.

LOSS FROM OPERATIONS

The Registrant had a loss from operations of $26,735,233 for the ten months ended December 31, 2000 as compared with a loss of $14,951 for the ten months ended December 31, 1999. This loss was primarily attributable to the Registrant's implementation of its new marketing and growth strategy, and the commencement of its operations. The Registrant expects its investment in new products and new tools to market such products to result in significantly higher revenues in the future, with resulting improvement in results from operations.

TOTAL OTHER INCOME (EXPENSE) AND EXTRAORDINARY ITEMS

Other income for the ten months ended December 31, 2000 consisted primarily ($9,205) of interest income, was miscellaneous other income of $16,757, compared to figures for the comparable period in 1999 of $0 and $0. Other expenses for the ten months ended December 31, 2000 included an impairment loss of $444,444 relating certain common stock held in National Boston Medical, which is described in Note 3 to the financial statements in Item 7 hereof. Registrant also incurred interest expense in connection with debt financing of $1,877,620 during 2000, whereas it had no debt outstanding at December 31, 1999. These had a significant impact on the increase of total other income (expense) of ($2,325,685) for the twelve months ended December 31, 2000, as opposed to ($0) for the comparable period in 1999.

NET INCOME (LOSS) BEFORE INCOME TAXES

NET LOSS

For the ten months ended December 31, 2000, the Registrant had a loss before income taxes of $26,735,233 as compared with $9,341 for 1999. As previously noted, the Registrant incurred expenses in commencing operations, expanding its product line, and in marketing its product line. This resulted in what the Registrant believes to be a short-term loss in revenue and net income in 2000 in exchange for a much larger revenue base and profitability in the foreseeable future.

As described to Note 15 to the financial statements included in Item 7 of this Annual Report on Form 10-K, the Registrant has available at December 31, 2000, operating loss carryforwards of approximately $37,000,000, which may be applied against future taxable income in years through 2019. The amount of and ultimate realization of the benefits from the operating loss carryforward for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Registrant, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforward the Registrant has established a valuation allowance equal to the tax benefit for deferred taxes. The net deferred tax asset is approximately $12,580,000 as of December 31, 2000, with an offsetting valuation allowance at December 31, 2000 of the same amount.

LIQUIDITY AND CAPITAL RESOURCES

Historically, the Registrant has financed its working capital requirements through internally generated funds, the sale of shares of its common stock, and proceeds from short-term bank borrowings, convertible debentures, and notes payable. As of December 31, 2000, the Registrant had working capital (current assets less current liabilities) of $652,262 as compared with working capital at December 31, 1999 of $15,119. The Registrant may seek to issue corporate debt or equity securities in order to satisfy its cash needs for the coming year. Any debt incurred or issued by the Registrant may be secured or unsecured, fixed or variable rate interest and may be subject to such terms as the board of directors of the Registrant deems prudent. Any sales of equity securities may be at or below current market rates for the Registrant's common stock. The Registrant expects any proceeds from such additional credit or sale of securities to be used primarily in the marketing and development of its product line. No assurance can be given that the Registrant will be successful in generating sufficient capital from new borrowings or from the sale of its securities to adequately fund its liquidity needs.

The Registrant does not believe that its business is subject to seasonal trends.

The Registrant does not believe that inflation had a significant impact on the Registrant's results of operations for the period presented. On an ongoing basis, the Registrant attempts to minimize any effects of inflation on its operating results by controlling operating costs, and, whenever possible, seeking to insure that product price rates reflect increases in costs due to inflation.

CASH REQUIREMENTS

        We are a Direct Marketing development stage company with operations and revenues. We should reach marginal profitability in our third quarter this fiscal year, but have only limited capital resources. While it is anticipated that revenues will be increasing as per projections, it may be necessary for the Company to seek additional capital over time in order to accomplish our business plan. We believe that it is important to the development of the Company to continually review and develop new projects for all our marketing channels, and we have determined that new funds are highly desirable, and possibly necessary to aggressively approach operations in the year 2001. The following disclosure describes all funding since August 31, 2000.

        On September 7, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 8, 2000, the Company executed a Convertible Promissory Note in the principal amount of $10,000, convertible into 60,000 shares of the Company's common stock. The Note was cancelled on September 8, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 16, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 11, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $20,000, convertible into 141,000 shares of the Company's common stock. The Note was cancelled on September 18, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 12, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $12,500, convertible into 88,125 shares of the Company's common stock. The Note was cancelled on September 13, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 12, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 12, 2000 upon the Holder's conversion of the of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 13, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 15, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $25,000, each convertible into 176,250 shares of the Company's common stock. One Note was cancelled on September 19, 2000 upon the Holder's conversion of the outstanding principal amount of the
Note into shares of the Company's common stock. The other Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock. .

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $4,000, convertible into 10,000 shares of the Company's common stock. The Note was cancelled on October 3, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 19, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $10,000, convertible into 25,000 shares of the Company's common stock. The Note was cancelled on September 22, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 20, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 20, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $40,000, convertible into 100,000 shares of the Company's common stock. The Note was cancelled on September 20, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On September 25, 2000, the Company executed a Convertible Promissory
Note in the principal amount of $100,000, convertible into 705,000 shares of the Company's common. The Note was cancelled on September 25, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on October 4, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 3, 2000, the Company executed a Convertible Promissory Note in the principal amount of $50,000, convertible into 352,500 shares of the Company's common stock. The Note was cancelled on October 5, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 5, 2000, the Company executed a Convertible Promissory Note in the principal amount of $25,000, convertible into 176,250 shares of the Company's common stock. The Note was cancelled on October 6, 2000 upon the Holder's conversion of the outstanding principal amount of the Note into shares of the Company's common stock.

        On October 9, 2000, the Company executed two Convertible Promissory Notes each in the principal amount of $12,500, each convertible into 88,125 shares of the Company's common stock. Both Notes were cancelled on October 9, 2000 upon each Holder's conversion of the outstanding principal amount of the
Note into shares of the Company's common stock.

        On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

        On October 24, 2000, 1,625,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.20 per share for a total investment of $325,000.

        On October 24, 2000, 2,500,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.08 per share for a total investment of $200,000.

        On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

        On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

        On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Group at $0.64 per share for a total investment of $880,000.

        On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula
(DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital; in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.)

        On October 18, 2000, 3,000,000 shares were purchased by Canadian Advantage II at $.16666666 per share for a total investment of $500,000.

        On October 24, 2000, 1,625,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.20 per share for a total investment of $325,000.

        On October 24, 2000, 2,500,000 shares (originally issued as options, but converted to common stock on November 18, 2000) were purchased by Capacity Unlimited , Inc. at $.08 per share for a total investment of $200,000.

        On September 14, 2000, 1,100,000 shares were purchased by Jeff Rackover at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $110,000.

        On September 14, 2000, 1,400,000 shares were purchased by MLJ Management, Inc. at $0.10 per share for a subscription agreement dated August 18, 2000 for a total investment of $140,000.

        On September 14, 2000, 1,380,000 shares were purchased by Corinthian Financier Group at $0.64 per share for a total investment of $880,000.

        On September 14, 2000, 6,500,000 shares were issued to Thomson Kernaghan for the settlement of $4,750,000 worth of potential royalties which were assumed from National Boston Medical, Inc. in the acquisition by Dr. Abravanel's Formula
(DABV) of Infotopia, Inc.; 12,750,000 shares were issued to Thomson Kernaghan for a total of investment of $1,767,500. (3,750,000 shares were subsequently assigned to Oxford Capital; in addition a warrant to purchase 1,000,000 shares of Infotopia, Inc. common stock for $0.138 was also issued.)

        In March, 2001, the Company sold an aggregate of 3.9 million shares of its Convertible Preferred Stock, Series A, to insiders for services rendered and to shares of its Convertible Preferred Stock, Series B, to an investor for an aggregate of $10,000, such Convertible Preferred Stock being convertible upon payment of a price of not less than $.07 per share.

                             DESCRIPTION OF PROPERTY

        Our corporate offices are located at 218 Tearall Road in Raynham, Massachusetts. Our office space consists of 3,000 square feet at a rental of $2,700 per month. We have a one year lease which terminates on June 30, 2001.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Registrant's Common Stock, par value $.001 per share, is currently quoted on the OTC Bulletin Board, under the symbol IFTP. Prior to April, 2000, the stock was traded under the symbol DABV, when the Registrant was known as Dr. Abravanel's Formuls, Inc. Please refer to the caption the "the company", above, for a discussion of the corporate history of Registrant.

         The following table sets forth the range of high and low closing bid prices per share of Registrant's Common Stock, during each of the calendar quarters identified below. (Trading commenced on October 19, 1999, and the stock symbol was DABV until the second quarter of 2000.) These bid prices were obtained from the National Quotation Bureau, and do not necessarily reflect actual transaction, retail markups, markdowns or commissions. Based on the very limited public float and trading in Registrant's Common Stock, Registrant believes that such data in anecdotal, and may bear no relation to the true value of Registrant's Common Stock, or the range of prices that would prevail in a liquid market.

Quarter Ended:                   High Bid:          Low Bid

March 31, 1999                   Securities Not Listed
June 30, 1999                    Securities Not Listed
September 30, 1999               Securities Not Listed
December 31, 1999
(After October 19, 1999)         $0.0625            $0.0625
March 31, 2000                   $0.0625            $0.0625
June 30, 2000                    $0.5000            $0.0625
September 30, 2000               $0.9900            $0.0900


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table shows the compensation received by the Chief Executive Officer and all officers of Registrant who received more than $100,000 in salary. All figures in this table are for the year ended December 31, 2000.


Name               Title         Annual Salary    Bonus        Grants of options

Daniel Hoyng       Chmn/CEO      $175,000         $5,000           (see note)
Ernest Zavoral     Pres.         $165,000         $5,000           (see note)
Marek Lozowicki    Vice-Pres.    $100,000         $3,000           (see note)


Note: Each of the named executive officers received 1/3 of their annual salary, as noted in the third column above, in the form of stock options, exercisable at $0.0625 per share, expiring December 15, 2001, as set forth below.

Name               Title        Amount of Salary     Price Per Option  # of
                                                                       options

Daniel Hoyng       Chmn/CEO     $58,000              $0.0625           928,000
Ernest Zavoral     Pres.        $55,000              $0.0625           880,000
Marek Lozowicki    Vice-Pres.   $33,333              $0.0625           533,320



Option Grants in Last Fiscal Year

         The following table shows the options granted to the individuals named in the Summary Compensation Table, above, during the year ended December 31, 2000 (including the options referred to in the immediately preceding table):


Name               ## of shares     % of total       Exercise      Expiration
                                  employee options   Price         Date
                                   granted in 2000

Daniel Hoyng       11,845,000       39.69%           $0.0625       12/15/01
Ernest Zavoral     10,047,000       33.67%           $0.0625       12/15/01
Marek Lozowicki    7,950,320        26.64%           $0.0625       12/15/01



         In addition, Clinton Smith, a director of Registrant, was granted options to purchase 2,167,000 shares of Registrant's common stock, at an exercise price of $0.0625, expiring on 12/15/01.

Option Exercises in Last Fiscal Year

         During Registrant's last fiscal year, there were no exercises of options that had been granted to Registrant's named executive officers.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF INFOTOPIA, INC. AND SUBSIDIARY

We have audited the accompanying consolidated balance sheet of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000 and the related consolidated statements of operations and cash flows for the ten months ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of INFOTOPIA, INC. AND SUBSIDIARY as of December 31, 2000, and the consolidated results of its operations and cash flows for the ten months ended December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                    MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                    Certified Public Accountants






New York, New York
February 20, 2001

                           RANDY SIMPSON CPA, P.C.
                          11775 SOUTH NICKLAUS ROAD
                              SANDY, UTAH 84092
                          FAX & PHONE (801) 572-3009



Board of Directors
Dr. Abravanel's Formulas, Inc.
(A Development Stage Company)
Los Angeles, CA


INDEPENDENT AUDITOR'S REPORT


We have audited the accompanying balance sheet of Dr. Abravanel's Formulas, Inc. (A Development Stage Company) as of December 31, 1999, and the related statements of operations, shareholder's equity and cash flows for the ten months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. The financial statements of Dr. Abravanel's Formulas, Inc. from inception on April 28, 1998 to February 28, 1999, were audited by other auditors whose report dated March 5, 1999, expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes exaimining, on a test basis, evidence supporting the amounts and disclosures of the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Abravanel's Formulas, Inc. as of December 31, 1999, and the results of its operations, shareholder's equity and cash flows for the ten months ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Randy Simpson, CPA, PC
--------------------------
Randy Simpson, CPA, P.C.
A Professional Corporation

April 20, 2000
Sandy, Utah

                         INFOTOPIA, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET




                                                                                      At                     At
                                                                                December 31, 2000     December 31, 1999
                                                                                -------------------   -----------------

CURRENT ASSETS
         Cash and cash equivalents                                               $    787,150            $  3,855
         Accounts receivable, net of allowance for
           doubtful accounts and customer returns of $218,254 and $-0-                934,392                 525
         Inventory                                                                    418,689              11,745
         Prepaid expenses and other current assets                                    268,051                  --
         Employee advances                                                             65,485                  --
         Investments in marketable securities, at fair value                          174,000                  --
                                                                                --------------           ---------
                Total current assets                                                2,647,767              16,125


PROPERTY AND EQUIPMENT, less
         accumulated depreciation of $255,383                                         239,773                  --

CAPITALIZED PRODUCTION COSTS, less accumulated
         amortization of $-0-                                                         690,475                  --



OTHER ASSETS
         Licenses and Other Intangibles, less accumulated
           amortization of $300,549                                                 2,415,307                  --
         Deposits                                                                     212,143                  --
                                                                                -------------           ---------

                TOTAL ASSETS                                                        6,205,465           $  16,125
                                                                                =============           =========






The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET




                                                                               At                         At
                                                                         Decmeber 31, 2000        December 31, 1999
                                                                        ------------------        -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
           Accounts payable and accrued expenses                        $     1,798,620              $     1,006
           Due to employees                                                     108,723                       --
           Convertible debenture                                                 50,000                       --
           Deferred Revenue                                                      38,162                       --
                                                                         ---------------              -----------
              Total Current Liabilities                                       1,995,505                    1,006


LONG-TERM LIABILITIES
           Convertible debenture                                                600,000                       --
                                                                         ---------------              -----------

           TOTAL LIABILITIES                                                  2,595,505                    1,006
                                                                         ---------------              -----------

COMMITMENTS AND CONTINGENCIES                                                        --

STOCKHOLDERS' EQUITY
         Common stock, $.001 par value, 190,000,000 shares
           authorized; 172,236,005 shares issued and outstanding                172,236
         Common stock, $.001 par value, 40,000,000 shares
           authorized; 12,841,353 shares issued and outstanding                                           12,841
         Additional paid-in-capital                                          41,440,254                   38,333
         Accumulated deficit                                                (38,026,530)                 (36,055)
         Unrealized gain on marketable securities                                24,000                       --
                                                                         ----------------              -----------
              Total stockholders' equity                                      3,609,960                   15,119
                                                                         ----------------              -----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $    6,205,465                $  16,125
                                                                         ================              ===========




The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                     For the ten month period ended
                                                            --------------------------------------------------------
                                                                December 31, 2000                December 31, 1999
                                                            --------------------------         ---------------------
REVENUE
         Sales, net of returns and allowances
           of $64,889 and $-0-                              $         9,135,411                 $                 --
COST OF SALES                                                         3,368,601                                   --
                                                            --------------------                --------------------
GROSS PROFIT                                                          5,766,810                                   --
                                                            --------------------                --------------------
OPERATING EXPENSES
         Selling and marketing                                        5,803,977                                1,045
         General and administrative                                  22,149,646                                8,296
         Impairment expense                                           2,006,661                                   --
         Depreciation and amortization                                  216,074                                   --
                                                            --------------------                 -------------------
                Total operating expenses                             30,176,358                                9,341
                                                            --------------------                 -------------------
LOSS FROM OPERATIONS                                                (24,409,548)                             (9,341)
                                                            --------------------                 -------------------
OTHER INCOME (EXPENSE)
         Interest Income                                                  9,205                                    0
         Other Income                                                    16,757
         Interest expense                                            (1,877,620)
         Impairment of available-for-sale securities                   (444,444)
         Loss on disposal of assets                                     (29,583)
                                                            --------------------
                Total other income (expense)                         (2,325,685)
                                                            --------------------
LOSS FROM OPERATIONS BEFORE INCOME TAXES                            (26,735,233)                             (9,341)
INCOME TAXES                                                                 --                              (5,610)
                                                            --------------------                 -------------------
NET LOSS                                                    $       (26,735,233)                 $          (14,951)
                                                            ====================                ====================
Basic and diluted loss per share                                          (0.25)                              (0.00)
                                                            ====================                ====================
Weighted average shares outstanding                                 105,490,686                           12,841,353
                                                            ====================                ====================



The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                  CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 2000








      NET LOSS                                                $    (26,735,233)

      OTHER COMPREHENSIVE LOSS
      Unrealized gain on marketable securities                           24,000
                                                               ----------------
      COMPREHENSIVE LOSS                                      $     (26,711,233)
                                                               ================








The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                        For the ten month period ended
                                                                                    --------------------------------------
                                                                                    December 31, 2000    December 31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES
         Net (loss)                                                                  $ (26,735,233)         $ (14,951)
              Adjustments to reconcile net (loss) to net cash
                provided by (used in) operating activities
                   Deferred tax benefit established                                             --             (4,200)
                   Valuation allowance to eliminate deferred tax asset                          --              9,810
                   Bad debt and sales returns                                              218,254
                   Loss on sale of assets                                                   29,583
                   Unrealized loss on marketable securities                                444,444
                   Settlement expenses                                                   3,382,428
                   Depreciation and amortization                                           216,074
                   Asset impairment loss                                                 2,006,661
                   Issuance of stock for compensation                                        4,318
                   Issuance of stock options, less deferred compensation                   462,049
                   Stock issued for consulting and legal services                       16,209,236
         Changes in assets and liabilities
                   Accounts receivable - trade                                          (1,121,856)             1,006
                   Due to related party                                                    (16,714)
                   Inventory                                                              (223,158)
                   Prepaid expenses                                                        456,180              1,045
                   Other Assets                                                           (212,143)
                   Accounts payable and accrued expenses                                (1,588,216)
                   Deferred revenue                                                       (593,139)
                   Other                                                                   263,613
                                                                                        ------------          -------
Net cash used in operating activities                                                   (6,797,619)           (7,290)
                                                                                        ------------          -------
CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of property and equipment                                               (158,001)                --
         Licenses/Production and other intangibles                                        (250,000)                --
         Note receivable, affiliate                                                       (500,000)                --
                                                                                        ------------          -------
Net cash used in investing activities                                                     (908,001)                --
                                                                                        ------------          -------
CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from issuance of notes payable                                         2,475,500                 --
         Sale of common stock                                                            6,012,691                 --
         Common Stock Offering Costs                                                            --            (12,562)
         Return of capital to founders                                                          --            (20,000)
                                                                                        ------------          -------
Net cash provided (used in) financing activities                                         8,488,191            (32,562)
                                                                                        ------------          -------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  782,571            (39,852)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                                4,579             43,707
                                                                                        ------------          -------
CASH AND CASH EQUIVALENTS - END OF YEAR                                              $     787,150          $   3,855
                                                                                        ============          =======

SUPPLEMENTAL INFORMATION
         Interest paid                                                               $          --          $      --
                                                                                        ============          =======
         Income taxes paid                                                           $       5,000          $      --
                                                                                        ============          =======


The accompanying notes are an integral part of these consolidated financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS



SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:

During the ten months ended December 31, 2000, the Company:

- Issued 46,239,400 shares of the Company's common stock at a value of $12,588,426 as compensation for service rendered by various consultants and others;

- Issued 18,799,885 shares of the Company's common stock at a value of $3,520,810 as compensation for service rendered by attorneys;

- Issued 4,317,988 shares of the Company's common stock at a value of $4,318 as compensation to officers and other employees of the Company;

- Issued 10,251,590 shares of the Company's common stock at a value of $3,753,878 settlement, for debt reduction and conversions.

- Issued 8,193,500 shares of the Company's common stock at a value of $928,392 for infomercial management and consultation for production, and 500,000 shares of National Boston Medical, Inc. valued at $151,112.

- Issued 17,200,000 shares of the Company's common stock at a value of $2,066,000 for license rights.

- Issued 13,678,125 shares of the Company's common stock at $1,975,500, plus accrued interest in exchange for 1,767,500 convertible promissory notes that were discounted at $1,778,589 for beneficial conversion features.

- Issued 3,203,130 shares of the Company's common stock at $3,203 in connection with the share exchange of Dr. Abravanel's Formula, Inc.

- Issued 8,167,387 shares of the Company's common stock at $8,167 in the spin-off agreement with the Company's former Parent, National Boston Medical, Inc.

- Issued 180,000 shares of the Company's common stock at a value of $41,400 for offering costs.

- Exchanged 400,000 shares of Millennium common stock, valued at $100,000 for consulting services.

- Received 1,000,000 shares of National Boston Medical, Inc. common stock, valued at $293,332 in a settlement agreement with Cactus Jack.

-        Issued options valued at $200,278 for consulting services.

The accompanying notes are an integral part of these consolidated financial statements.

                                                                 Common Stock               Additional
                                                        ----------------------------          Paid-in             Accumulated
                                                           Shares         Amount              Capital               Deficit
                                                        -------------   ------------      -----------------      -------------

Balance at March 31, 2000                                   8,167,387     $  8,167           $       --          $(11,291,297)

   Net loss for the ten months ended
     December 31, 2000                                             --            --                   --          (26,735,233)
   Unrealized loss on marketable securities                        --            --                   --                   --
   Shares issued in lieu of compensation                    4,317,988         4,318                   --                   --
   Shares issued for legal and consulting services         65,469,285        65,469           16,043,767                   --
   Shares issued for infomercial production                 8,193,500         8,194              920,198                   --
   Shares issued for product licenses                      17,200,000        17,200            2,048,800                   --
   Shares issued for debt conversion
     and reduction                                         23,001,590        23,002           14,634,188                   --
   Shares issued in exchange agreement
     Dr. Abravanol                                          3,203,130         3,203               23,225                   --

   Debentures converted to common stock                    13,678,125        13,678            3,763,306                   --

   Issuance of common stock                                29,005,000        29,005            4,557,900                   --
   Offering costs                                                  --            --             (746,309)                  --

   Stock options issued as compensation                            --            --              583,999                   --
   Common stock subscribed                                         --            --             (266,870)                  --
   Deferred compensation                                           --            --             (121,950)                  --
                                                      ---------------  ------------       --------------  -------------------

Balance at December 31, 2000                              172,236,005     $ 172,236          $41,440,254         $(38,026,530)
                                                         ============     =========          ===========         =============




The accompanying notes are an integral part of these consolidated financial statements.




                                                      Unrealized
                                                        Gain  on        Stockholders'
                                                      Investments          Equity
                                                      -----------      -------------

Balance at March 31, 2000                             $     --         $(11,283,130)

   Net loss for the ten months ended
     December 31, 2000                                      --          (26,735,233)
   Unrealized loss on marketable securities             24,000               24,000
   Shares issued in lieu of compensation                    --                4,318
   Shares issued for legal and consulting services          --           16,109,236
   Shares issued for infomercial production                 --              928,392
   Shares issued for product licenses                       --            2,066,000
   Shares issued for debt conversion
     and reduction                                          --           14,657,190
   Shares issued in exchange agreement
     Dr. Abravanol                                          --               26,428

   Debentures converted to common stock                     --            3,776,984

   Issuance of common stock                                 --            4,586,905
   Offering costs                                           --             (746,309)

   Stock options issued as compensation                     --              583,999
   Common stock subscribed                                  --             (266,870)
   Deferred compensation                                    --             (121,950)
                                                      ------------       ------------

Balance at December 31, 2000                         $   24,000           $3,609,960
                                                      ============        ==========




The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1   - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a) Organization and Basis of Presentation INFOTOPIA, INC. (Formerly Flex Marketing Inc. (OH)) (the "Company" or "Infotopia") was incorporated under the laws of Ohio on September 11, 1997. The Company was acquired by its parent company, National Boston Medical, Inc.("Parent"), in a share exchange agreement executed on November 21, 1998.

                  On April 25, 2000, Dr. Abravanel's Formula, Inc., a Nevada corporation (DABV), acquired Infotopia in a share exchange in which 100% of the outstanding stock of Infotopia was exchanged for 100% of the common stock of DABV. As a result of the share exchange, DABV changed its name to Infotopia, Inc.

                  The accompanying financial statements include the accounts of Infotopia, Inc. (a Nevada corporation), and its subsidiary Infotopia, Inc. (an Ohio corporation).

         b) Nature of Operations. The Company engages in the development, marketing, advertising and selling of new health, fitness and consumer products.

         d) Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates.

         e) Revenue Recognition. Infotopia recognizes revenues upon shipment of products to the customer. Products are often back-ordered and are not shipped immediately. The Company recognizes cash receipts on back orders as deferred revenue.

         f) Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents.

         g) Concentration of Credit Risk. The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         h)       Accounts Receivable
                  For financial reporting purposes, the Company utilizes the allowance method of accounting for doubtful accounts. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. The allowance is based on an experience factor and review of current accounts receivable. Uncollectible accounts are written off against the allowance accounts when deemed uncollectible. In addition, the Company maintains an allowance for customer returns, based on an experience factor. The Company considers these allowances adequate at December 31, 2000.

         i)       Inventory
                  Inventory consists of finished goods, which are valued at the lower of cost or market on a first-in, first-out basis.

         k)       Property and Equipment
                  Property and equipment are stated at cost. Repair and maintenance costs are charged against income as incurred, while renewals and betterments are capitalized as additions to the related assets. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, primarily on a straight-line basis. The estimated service lives used in determining depreciation are five to seven years for computers, software, furniture and equipment.

                  Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

         j)       Investments
                  The Company classifies all of its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported as a component of shareholders' equity in comprehensive income
                  (loss), net of income taxes. Investments available for current operations are classified in the consolidated balance sheet as current assets: investments held for long-term purposes are classified as noncurrent assets. Interest income and realized gains and losses on securities are included in "Other expense (income) - net" in the consolidated statement of operations. The cost of securities sold is based on the specific identification method.

         l)       Capitalized Production Costs
                  Pursuant to Financial Accounting Standards Board ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" production costs are capitalized and amortized over the useful lives of the programs.

         m)       Intangibles
                  Intangibles consist of goodwill and license costs. Goodwill represents costs in excess of net assets acquired in connection with businesses acquired. Goodwill is amortized over 5 years. License costs are amortized over the lives of the license agreements.

                  Should events or circumstances occur subsequent to the acquisition of a business or purchase of a license which brings into question the realizable value or impairment of the related intangible asset, the Company will evaluate the remaining useful life and balance of the intangible asset and make adjustments, if required. The Company's principal consideration in determining an impairment includes the strategic benefit to the Company of the particular asset as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset as determined by valuation techniques available under the circumstances.

         n)       Income Taxes
                  Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax bases.

         o)       Offering Costs
                  Offering costs consist primarily of professional fees. These costs are charged against the proceeds of the sale of common stock in the periods in which they occur.

         p)       Advertising Costs
                  Advertising costs are expensed as incurred and are included in selling expenses. For the ten months ended December 31, 2000, advertising expense amounted to $6,805.

         q)       Fair Value of Financial Instruments
                  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and income taxes payable approximate fair value due to the relatively short maturity of these instruments. The face value of the note receivable at December 31, 2000, was determined to be its fair value. The fair value of long-term borrowings was determined based upon interest rates currently available to the Company for borrowings with similar terms. The fair value of long-term borrowings approximates the carrying amounts at December 31, 2000.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000


NOTE 1 -            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         r) Long-lived Assets Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

         s)       Stock-Based Compensation
                  The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

         t)       Earnings Per Share
                  SFAS No. 128, "Earnings Per Share" requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

                  The computation of basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on losses.

                  The shares used in the computation of earnings per share were as follows:

                  Basic                                    105,490,686
                                                           -----------
                  Diluted                                  105,490,686
                                                           ===========
                  Loss per share - Basic and Diluted      $      (.25)
                                                          ============

         u)       Recent Accounting Pronouncements
                  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), revenue recognition in financial statements. Management believes that the adoption of SAB 101 will not have a significant impact on its consolidated financial position or results of operations. SAB 101 is required to be adopted during the Company's calendar year ending December 31, 2001.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 2 -  PREPAID EXPENSES

          Prepaid expenses and other current assets are summarized as follows:


           Prepayment for inventory                            $  163,208
           Legal and professional services                         15,794
           Taxes                                                    5,000
           Royalties                                               74,844
           Interest receivable                                      9,205
                                                                -----------
           Total prepaid expenses and other current assets    $   268,051
                                                                ===========

NOTE 3 -   INVESTMENTS IN MARKETABLE SECURITIES

           The investments at December 31, 2000 available for sale are as follows:

                                                                         Market
                                                    Cost                  Value
                                                 ----------           ----------
          Millennium Direct, Inc. common stock    $ 150,000           $  174,000
          National Boston Medical common Stock      444,444                    -
                                                  ---------           ----------
              Total                               $ 594,444              174,000
                                                  ==========          ==========
              Net Unrealized Gain                                         24,000
                                                                      ==========
              Impairment Loss                                         $ (444,444)
                                                                      ==========

         The net unrealized gain of $24,000 has been reported in other comprehensive loss.

         On August 21, 2000, National Boston Medical filed for protection under Title 11 of the United States Code. Since the realization of this investment is uncertain, the total cost has been written off to impairment expense.

NOTE 4 - PROPERTY AND EQUIPMENT

         Property and equipment is summarized as follows:
         Warehouse equipment and molds                               $   295,941
         Computer equipment and software                                 163,696
         Furniture and office equipment                                   35,519
                                                                     -----------
                                                                         495,156
         Less:  Accumulated depreciation and amortization                255,383
                                                                     -----------
         Property and equipment, net                                 $   239,773
                                                                     ===========

         Depreciation expense for the ten months ended December 31, 2000 was $93,075.

NOTE 5 - CAPITALIZED PRODUCTION COSTS

         Capitalized production costs represent costs incurred in connection with the production of infomercials:

         Total Tiger                                                  $  350,000
         Prostate                                                        250,000
         Medicus Dual 2000                                                10,000
         Cathi Graham                                                     20,000
         Rejuvicare                                                       11,000
         Facial Spa                                                       29,475
         Robert Allen                                                     20,000
                                                                      ----------
         Capitalized Production Costs                                 $  690,475
                                                                      ==========

         The infomercial productions described above have not yet aired and, therefore, no amortization has been recorded.

NOTE 6 - INTANGIBLE ASSETS

         Intangible assets are summarized as follows:
          Goodwill                                                   $   880,277
          Bun and Thigh products license                               1,854,000
                                                                     -----------
                                                                       2,734,277
          Less:  Accumulated Amortization                                318,970
                                                                     -----------
          Total intangibles - net                                     $2,415,307
                                                                     ===========

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consist of the following:

         Accounts payable                                           $  1,253,202
         Accrued expenses                                                545,418
                                                                    ------------
                                                                     $ 1,798,620
                                                                    ============
         Accounts payable includes liabilities assumed when the Company was spun off from its former parent company.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 8 - CONVERTIBLE DEBENTURES, SHORT-TERM

         On August 25, 2000, the Company issued a 270-day promissory note with non-detachable warrants, granting the note holder the right to convert the note into common stock, 300,000 shares at $.08 per share and 52,500 shares at $.50 per share. The non-detachable warrants expire 5 years from the date of the note. The note bears interest at 10% per annum, payable quarterly. Principle is due in two installments of 50% each, at 180 days and 270 days from date of issuance, respectively. As of December 31, 2000, the warrants had not been exercised.

NOTE 9 - DEFERRED REVENUE

         Deferred revenue represents unfulfilled sales orders at December 31, 2000 in the amount of $38,162.

NOTE 10- CONVERTIBLE DEBENTURE

         On December 28, 2000, the Company completed the sale of a $600,000 secured convertible debenture. The debenture matures December 28, 2003 and pays interest at 12% per annum. The agreement contains various restrictions and events of default.

         On January 19, 2001, the debenture holder sold the debenture to a third party who converted it to 12,000,000 shares of common stock of the Company, subject to "Rule 144" promulgated under the Securities Act of 1933. In exchange for early conversion rights, the Company agreed to accept $.145415 per share that provided additional funds of $1,144,980, in addition to the $600,000 previously advanced under the terms of the debenture bringing the total conversion price to $1,744,980.

         During the months of July, August and September, 2000, the Company issued various 270-day notes, totaling $1,825,500, with non-detachable warrants, granting the noteholders of $1,767,500 the right to convert their notes into common stock, 10,605,500 shares at $.08 and 1,855,875 at $.50, and notes holders of $58,000 notes the right to convert their notes into 145,000 shares of common stock at $.40 per share. As of December 31, 2000, these notes had been exercised, resulting in a beneficial conversion feature of $1,778,689. Upon conversion of the notes, both the discount and $22,895 of accrued interest on these notes were converted to additional paid-in-capital.

NOTE 11- COMMITMENTS AND CONTINGENCIES

         Employment Agreements The Company has entered into employment agreements as follows:

         The Company has a three-year employment agreement with Daniel Hoyng, its Chief Executive Officer. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the agreement will automatically be renewed for one year, each year thereafter. In addition to a base salary, bonuses and other incentives, Mr. Hoyng will be granted 1,000,000 shares of common stock annually on the anniversary date of the agreement. These shares carry an anti-dilution provision and are not subject to any reverse split. To give the executive the opportunity to attain an ownership position of not less than 5% of the outstanding stock of the Company, the executive will be granted no less than

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

         Employment Agreements (continued)

         3,000,000 options to purchase the Company's stock over 3 years. The first such award will be no less than 1,000,000 shares with an award date of June 1, 2000. Additionally, once a year the executive may choose to convert one-third of his annual salary to stock, the purchase price being the lowest closing price of the Company's stock during the last ten months (see Stock Options). In addition, in accordance with the agreement, the executive received, on September 13, 2000, a signing bonus of 1,500,000 shares of the Company's common stock.

         The Company has a three-year employment agreement with Ernest Zavoral, its President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Zavarol's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

         The Company has a three-year employment agreement with Marek Lozowicki, its Executive Vice President. The term runs through April 26, 2003 and, unless notified by the Board of Directors or the Executive Committee of the Company, the Agreement will automatically be renewed for one year, each year thereafter. The provisions of Mr. Hoyng's agreement, relating to stock and options, are substantially the same as those of Mr. Hoyng's agreement.

         Compensation to the Board of Directors and Corporate Secretary According to board resolutions adopted on December 13, 2000, three current directors and the corporate secretary are entitled to receive options to purchase 500,000 shares of the Company's common stock each, per quarter, at the lowest trading price of the Company's common stock during the past ten months. If the Company achieves $30,000,000 in total revenues during the ten month period March 1, 2000 through February 28, 2001, the three board members and the secretary will be eligible for an additional stock option bonus of 500,000 shares each.

         The options are retroactive and prorated on a one-third basis each ($167,000 shares) for the first quarter of the 2001 fiscal year (March, April, May) and in full amounts for the calendar quarters thereafter.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

         Royalty and Management Agreements
         In July 2000, the Company entered into a license agreement with Torso Tiger for the exclusive worldwide rights to advertise, promote, market, sell, distribute and exploit Torso Tiger, an abdominal fitness product. Pursuant to the agreement, the Company engaged Torso Tiger Inc. as its exclusive management company to oversee all operations relating to the advertising, promotion, manufacturing, sale, marketing, distribution and exploitation of the product.

         In consideration of the license granted, the Company issued 4,000,000 shares of its restricted common stock, equal to $600,000 at the price of $.15 per share. In the event such shares are not valued at $600,000 at the time they become freely trading, the Company shall pay Torso Tiger or its designee the difference in cash or issue additional shares or warrants or stock options to purchase Infotopia common stock to achieve an aggregate value of $600,000.

         In consideration of the services rendered by Torso Tiger, the Company
         (i) issued unrestricted, free trading common stock with a value equal to $1,000,000, (ii) grants weekly royalties of 5% of "Gross Sales Revenues" of Torso Tiger (worldwide sales by any means other than retail), (iii) grants weekly royalties of 17% of the "Wholesale Selling Price" (from worldwide retail sales) of the product, (iv) shall pay additional contingent cash bonuses if certain levels of Gross Sales Revenues, Wholesale Selling Price are achieved and (v) shall pay additional contingent cash bonuses if certain Gross Television Sales Revenues are achieved. The agreement terminates on June 10, 2002 and can be extended for one or more periods.

         As of December 31, 2000, the Company discontinued the sale of the Torso Tiger and, therefore, established an impairment loss for the Torso Tiger license.

         In November 2000, the Company entered into a license agreement with Lohan Media, LLC ("LM") for the exclusive rights, until January 31, 2004, unless terminated earlier, to jointly, with LM, advertise, promote, market, sell, distribute and exploit the product currently known as "Body by Jake, Bun & Thigh Rocker" and a related product known as "Body by Jake Body Shape Up System" in North America, excluding Canada and in any and all media. The rights to distribute the product in any other international markets are specifically excluded; however, the Company will receive a reverse royalty on products sold by LM internationally after February 20, 2001.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 11- COMMITMENTS AND CONTINGENCIES (Continued)

         Royalty Agreements (continued)
         In consideration for the license, the Company shall pay LM a weekly royalty of five percent of "Gross Sales Revenues" from sales and exploitation of the product other than retail sales. In addition, the Company shall pay LM additional weekly royalties for payment by LM to Body By Jake Enterprises, LLC and the producers of the Infomercial.

         In consideration of the services to be rendered by LM, the Company (i) issued unrestricted, free trading common stock with a value equal to $1,000,000, (ii) shall make an additional cash payment of $1,000,000 on February 20, 2001, and (iii) shall issue 7,000,000 shares of the Company's unrestricted, free trading stock in February 2001. After February 20, 2001, the company will pay additional cash bonuses equal to $250,000 for every $5,000,000 of gross sales revenue. In addition, Infotopia shall pay royalties of 2% of "Gross Sales Revenue, "10% of the "Adjusted Gross Retail Revenue" and 3% of the "Adjusted Gross Revenues to a management company.

         On November 16, 2000, the Company entered into an agreement with a management company for the joint development of certain infomercial projects, which are currently managed by the management company. The Company issued 800,000 restricted shares of its common stock as payment for management consulting fees relating to the production of the infomercial. Upon "roll-out" of any of the selected projects, Infotopia will pay $12,500 to the management company, cash payments equal to 10% of the gross revenue from continuity product sales and participation, as agreed, in other sources of revenue and/or economic advantage. The agreement shall terminate, unless extended in writing in the form of a marketing and distribution agreement for each of the selected projects. As of the date of this report, the Company has agreed to sign marketing and distribution agreements for all five products covered by this agreement.

NOTE 12- RELATED PARTY TRANSACTIONS

         On October 8, 2000, the Company received a two-year, $500,000 note from its former Parent, bearing interest at 8%. The first interest payment is due on April 1, 2001; thereafter, interest is due quarterly. At the election of the Company, the note is due in cash or Parent stock. On August 21, 2000, the former parent company filed for protection under Title 11 of the United States Code. The funding of the principal of this note is subject to bankruptcy approval. Because of the uncertainty of the collection on this note, the full amount of $500,000 has been written off to impairment expense.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 12- RELATED PARTY TRANSACTIONS (Continued)

         The Company made advances to and has receivables from officers and employees that amount to $83,896 and $71,767 as of December 2000, respectively.

         During the ten months ended December 31, 2000, the Company acquired certain assets from its former parent in exchange for assumption of an obligation. The Company paid $100,000 as settlement of this obligation.

         In April 2000, DABV purchased the stock of Flex Marketing, Inc. (Infotopia, Inc., Ohio) from its former Parent, in exchange for the rights to a patent for a back massage device. After the acquisition by DABV, which became Infotopia, Inc., the Company paid the patent owner $368,434 as settlement of a lawsuit the patent holder had against the former parent for commissions due from Flex Marketing, Inc.

NOTE 13- COMMON STOCK

         Of the 172,236,005 shares of common stock issued as of December 31, 2000, 17,271,878 shares are restricted pursuant to the Securities Act of 1933.

NOTE 14- EQUITY COMPENSATION AND STOCK OPTIONS

         On April 26, 2000 the Company issued 367,988 shares and on September 13 and 14, 2000, 3,950,000 shares of common stock as compensation to employees of Infotopia, Inc. for their involvement in the Company's activities. These shares have a vesting date of April 26, 2000 and are valued at $.001 per share (market at date of grant). As of December 31, 2000, employees holding 4,242,988 of such stock certificates remain employed by the Company and the total expense associated with these shares is included in the financial statements.

         Pursuant to his employment contract, on June 1, 2000, the Chief Executive Officer was granted options to purchase 1,000,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the CEO was granted options to convert one-third of his salary into 928,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for services on the board of directors; fair market due at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

         Pursuant to his employment contract, on June 1, 2000, the President was granted options to purchase 800,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566; therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the President was granted options to convert one-third of his salary into 880,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months) fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the CEO was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for services on the board of directors; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements

         Pursuant to his employment contract, on June 1, 2000, the Secretary was granted options to purchase 600,000 shares of common stock with an exercise price of $.125 (the lowest market price of the prior twelve months); fair market value at date of grant was $.1566, therefore, a compensation cost aggregating $.0316 per share has been recognized in the financial statements. On December 13, 2000, the Secretary was granted options to convert one-third of his salary into 533,320 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior twelve months); fair market value at date of grant was $.0781; therefore, a compensation cost aggregating $.0156 per share has been recognized in the financial statements. On December 15, 2000, the Secretary was granted options to purchase 2,167,000 shares of common stock with an exercise price of $.0625 (the lowest market price of the prior months) for his services as Company Secretary; fair market value at date of grant was $.0938; therefore, a compensation cost aggregating $.0313 per share has been recognized in the financial statements.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 14- STOCK OPTIONS (Continued)

         Pursuant to a board of Directors resolution, dated December 13, 2000, a board member was granted options to purchase 2,500,000 shares of the Company's common stock at $.0625 per share, the lowest closing price of the Company's common stock during the past 12 months. All options issued are exercisable within 1 year from date of issuance. As of December 31, 2000, none of the options had been exercised.

         Pursuant to an interim agreement between Infotopia and Modern Health Sciences, Inc. ("Modern Health"), dated October 30, 2000, Modern Health was granted options for management services to be rendered on December 15, 2000 to purchase 4,666,667 shares of the Company's Common Stock at an exercise price of $.06 per share. All options issued are exercisable with 1 year from date of issuance. As of December 31, 2000, none of the options had been exercised.

         In addition to the stock options granted to employees, the Company has granted 4,666,667 options with an exercise price of $.0625 to an outside consultant for the services performed related to management services for a new product line. These options were valued at $200,278, using the Black-Scholes option pricing model and have been included in consulting services.

         The following table summarizes the option activity during the ten months ended December 31, 2000:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                     Shares           Price
                                                     ------------     ----------

         Options outstanding at beginning of year             --              --
         Options exercised                                    --              --
         Options granted                              18,075,987         $0.0533
         Options forfeited/expired                            --              --
                                                     -----------
         Options outstanding at end of year           18,075,987         $0.0533
                                                     ===========         =======
                                                                         $0.0625
         Option price ranges at end of year                            to $0.125
         Weighted-average fair value of options
          Granted during the year                                        $0.0533
         Options exercisable at end of year           18,075,987
                                                      ==========

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 14- STOCK OPTIONS (Continued)

         The following table summarizes options outstanding at December 31,2000:

                                                                 Weighted
                                               Weighted           Average
         Number                                 Average          Remaining
         Outstanding     Exercise prices    Exercise prices   Contractual life
         -----------     ---------------    ---------------   ------------------

         2,400,000       $0.1250            $0.1250           0.414
         15,675,987      $0.0625            $0.0625           0.959

         The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model, with the following weighted-average assumptions used for grants during the ten months ended December 31, 2000:


         Risk-free interest rate                            4.88% to 5.96%
         Volatility rate                                  128.57%
         Expected lives                                     0.414 to 0.959 years

         The Company uses the intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

         Had the Company chosen the fair value method of accounting for transactions involving stock option issuance (SFAS No. 123), the Company would have recorded and additional $650,165 as presented by the pro forma statement below:

         Net loss as reported                          $  (26,735,233)
         Pro forma net loss                            $  (27,385,398)
         Net loss per common share                     $         (.25)
         Pro forma loss per share                      $         (.26)

NOTE 15- INCOME TAXES

         The components of the provision for income taxes are as follows:

         Current Tax Expense
           U.S. Federal                                             $         --
           State and Local                                                    --
                                                                    ------------
         Total Current                                                        --
                                                                    ------------

         Deferred Tax Expense
           U.S. Federal                                                       --
           State and Local                                                    --
                                                                    ------------
         Total Deferred                                                       --
                                                                    ------------

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 15- INCOME TAXES (Continued)

         The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the ten months ended December 31, 2000:


         Federal Income Tax Rate                                         (34.0)%
         Effect of Valuation Allowance                                    34.0 %
                                                                       ---------
         Effective Income Tax Rate                                         0.0 %
                                                                      ==========

         At December 31, 2000, the Company had net carry-forward losses of approximately $37,000,000. Because of the current uncertainty of realizing the benefit of the tax carry-forwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry-forwards depends predominantly upon the Company's ability to generate taxable income during the carry-forward period.

         Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

         Deferred Tax Assets
           Loss Carry-forwards                                      $12,580,000
           Less:  Valuation Allowance                               (12,580,000)
                                                                 ---------------
         Net Deferred Tax Assets                                 $            -
                                                                 ===============

         Net operating loss carry-forwards expire starting in 2007 through 2019. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.

NOTE 16- GOING CONCERN

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2000, the Company has an accumulated deficit of $38,026,530 and a current loss of $26,735,233. Based upon the Company's plan of operation, the Company anticipates that existing resources, together with funds generated from operations, will generate sufficient funds to fund the Company's working capital.

NOTE 17- SUBSEQUENT EVENTS

         In January 2001, the Company entered into one-year employment contracts with five new employees with terms expiring between January 1 and January 10, 2002. In connection with these employment agreements, the employees have the option to convert one third on their salaries each year into the Company common stock. The exercise price is the lowest closing price of the preceding 12 months.

                         INFOTOPIA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 17- SUBSEQUENT EVENTS (Continued)

         On February 1, 2001, the Company entered into a retainer agreement for financial public relations counsel and for a program of financial communication and investor relations. The 12 month agreement calls for a monthly retainer of $5,000, plus direct and indirect expenses and the issuance of immediately vesting options to purchase 3,000,000 shares of the Company's common stock, exercisable at the closing bid price on February 1, 2001. The options expire January 31, 2006, and will be adjusted for any future stock splits and stock dividends.

                          INDEPENDENT AUDITOR'S REPORT

We have audited the accompanying balance sheet of Dr. Abravanel's Formulas, Inc. ( A Development Stage Company) as of February 29, 2000, and the related statements of operations, shareholder's equity and cash flows for the year ended February 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit. The financial statements of Dr. Abravanel's Formulas, Inc. from inception on April 28, 1998 to February 28, 1999, were audited by other auditors whose report dated March 5, 1999, expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion. In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Abravanel's Formulas, Inc. as of February 29, 2000, and the results of its operations, shareholder's equity and cash flows for the year ended February 29, 2000, in conformity with generally accepted accounting principles.

/s/ Randy Simpson CPA PC

Randy Simpson, CPA, P.C.
A Professional Corporation

April 20, 2000
Sandy, Utah

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                     ASSETS

                                                 February 29,
                                                    2000
Current Assets
 Cash                                             $  2,838
 Officer receivable                                    525
 Samples and supplies                               11,745
   Total current assets                             15,108

Other Assets
 Deferred taxes receivable                           9,810
 Valuation allowance - Deferred taxes               (9,810)
   Total other assets                                   --

   Total Assets                                   $ 15,108

                      LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Accounts payable and accrued liabilities         $     --
   Total current liabilities                            --

Shareholders' equity (note 3)
 Common Stock, $.001 Par Value
 authorized 40,000,000 share; 12,841,353
 shares issued and outstanding                      12,841
 Paid in Capital                                    38,333
 Accumulated deficit                               (36,066)
   Total Equity                                     15,108
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 15,108

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
       AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                                   Period from
                                                Period from        Inception
                                                 Inception         (April 28,
                              Year Ended      (April 28, 1998)      1998) to
                             February 29,      to February 28,     February 29,
                                 2000             1999                2000
Sales                          $     --                             $     --
Cost of sales                        --                                   --

Gross profit                         --                                   --

Costs and Expenses:
  General administrative          8,307             26,714            22,231
  Sample costs/product            1,045                 --            13,835
    Total Expenses                9,352             26,714            36,066

      Net Loss                   (9,352)                             (36,066)

Income Tax Provision:
  Deferred tax benefit           (4,200)            (5,610)               --
  Income tax benefit -            9,810                 --                --
  reversal - allowance
    Total income tax              5,610             (5,610)               --
      expense (benefit)

      Net Loss                 $(14,962)          $(21,104)         $(36,066)

Net loss before income
  taxes per share
  (note 1 )                    $  (0.01)          $  (0.01)
Net loss per share             $  (0.01)          $  (0.01)
 (note 1)

Weighted average common
  shares
  (in thousands)                 12,841             10,374
(note 1)



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                        STATEMENT OF SHAREHOLDER'S EQUITY
                      FOR THE YEAR ENDED FEBRUARY 29, 2000
        AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                Twelve Month     Period from Inception
                                                Period Ended      (April 28, 1998) to
                                              February 29,2000     February 29, 2000
       Beginning Balance                           62,107                    --
Issuance of common stock:
 10,000,000 shares on 4/28/98
(issued as partial consideration for product
 formulas; valued at stock par value)                                    10,000
 25,000  shares on 6/15/98                                                  250
 53,500  shares on 6/15/98                                                8,025
 100,000 shares on 7/10/98                                               15,000
 10,000  shares on 7/16/98                                                  100
 40,000  shares on 7/16/98                                                6,000
 135,000 shares on 7/23/98                                                1,350
 233,461 shares on 7/23/98                                               35,019
 27,500  shares on 7/30/98                                                  275
 33,500  shares on 7/30/98                                                5,025
 25,000  shares on 8/18/98                                                  250
 81,667  shares on 8/18 98                                               12,250
 750,000 shares on 8/20/98                                                  750
 60,600  shares on 8/21/98                                                9,090
 100,000 shares on 8/21/98                                                1,000
 137,500 shares on 8/25/98                                                1,375
 173,000 shares on 8/25/98                                               25,950
 750,000 shares on 8/26/98                                                  750
 40,000  shares on 8/31/98                                                  400
 10,000  shares on 9/04/98                                                1,500
 55,625  shares on 9/18/98                                               10,500
Special distribution                              (19,475)              (60,000)
Common stock offering costs                       (12,562)              (33,685)
      Net loss                                    (14,962)              (36,066)
    Balance at February 29, 2000                   15,108                15,108

          SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         DR. ABRAVANEL'S FORMULAS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
                          YEAR ENDED FEBRUARY 29, 2000
       AND THE PERIOD FROM INCEPTION (APRIL 28, 1998) TO FEBRUARY 29, 2000


                                                  Year Ended       Period from      Period from
                                                 February 29,       Inception        Inception
                                                     2000          (April 28,        (April 28,
                                                                    1998) to          1998) to
                                                                  February 29,      February 29,
                                                                      2000              2000
Cash Flows used in Operating Activities:
Net loss                                           $(14,962)       $ (21,140)       $ (36,066)
Adjustments to reconcile net
  loss to net cash used in operating
  activities :
 Valuation allowance to                               5,610           (5,610)              --
   eliminate deferred tax asset
      Net cash used by operating activities          (9,352)         (26,750)         (36,066)

Changes in Assets and Liabilities:
 Advance to officer                                    (525)                             (525)
 Increase (decrease) in prepaid supplies              1,045          (12,790)         (11,745)
     Net cash used by operations                     (8,832)         (12,790)         (48,336)

Cash Flows from Financing Activities:
 Issuance of common stock                                --          134,859          134,859
 Common stock offering costs                        (12,562)         (21,123)         (33,685)
 Return of capital to founders                      (19,475)         (30,525)         (50,000)
   Net cash (used) from financing activities        (32,037)          83,211           51,174

 Net (decrease) increase in cash                    (40,869)          83,211            2,838
    Cash, at Beginning of Period                     43,707               --               --
          Cash, at End of Period                   $  2,838        $  43,707        $   2,838

Supplemental Cash Flow Disclosures:
  Interest paid                                    $     --        $      --        $      --
  Income taxes paid                                $     --        $      --        $      --
Non Cash Transactions:

On April 28, 1998, 10,000,000
  shares of common stock were issued
  to founders for formulas contributed
  to the Company                                                                    $  10,000

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of business and summary of significant accounting policies

Nature of business - Dr. Abravanel's Formulas, Inc. was incorporated on April 28, 1998, in the state of Nevada. The Company was formed as a nutritional supplement development and marketing corporation. The Company has developed products specifically for the reduction or elimination of cravings in people.

As a development stage company, management's efforts have been in product development and marketing strategies.

Basis of presentation - The financial statements have been prepared in conformity with generally accepted accounting principals.

Inventories - Inventories, which at February 29, 2000, consisted primarily of production supplies, are stated at the lower of cost or market determined on the first-in, first-out (FIFO) basis.

Intangibles - Start-up costs, research and development costs and formula costs are charged to the expense in the period incurred.

Income taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Per share information - Per share information has been computed using the weighted average number of common shares outstanding during the period.

Note 2 - Contract payable

Effective on April 28, 1998, the Company agreed to give 10,000,000 shares of common stock, with a par value of $10,000, and $50,000 in cash. The stock was issued on April 28, 1998, and the cash was paid in installments of $30,525 in 1998 and $19,475 in March 1999.

Note 3 - Shareholders equity

Voting rights and powers - Common stock shall be entitled to cast thereon one
(1) vote in person or by proxy for each share of the common stock standing in his name.

Dividends and distributions -

a) Cash dividends - subject to the rights of holders of preferred stock, holders of common stock shall be entitled to receive such cash dividends as may be declared thereon by the board of directors from time to time out of assets or funds of the Corporation legally available thereof;

b) Other dividends and distributions - The board of directors may issue shares of the common stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common stock;

c) Other rights - Except as otherwise required by the Nevada Revised Statutes and as may otherwise be provided in these Amended Articles of Incorporation, each share of the common stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred stock - The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of directors in its sole discretion, authority to do so being hereby expressly vested in the board.

Transfer restrictions - No sale, offer to sell, or transfer of any common stock issued shall be made unless a registration statement under the Federal Securities Act of 1933, as amended with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares. In addition, all common stock issued at $.01 (500,000 shares) may not be sold, offered for sale, or transferred unless approved and authorized in writing by the Company's board of directors.

Note 4 - Income Taxes

As of February 29, 2000, the company has available net operating loss carryforwards of approximately $39,000. These carryforwards will expire in the years 2014 and 2015. As of February 29, 2000, the Company recognized a deferred tax asset amounting to $8,260 from its loss carryovers.

Note 5 - Contingencies

The Company is dependent on Dr. Elliot Abravanel for the development and marketing of the Company's product line.

Note 6 - Private placement memorandum and filings with the SEC

As of February 29, 2000, 1,341,353 shares of common stock have been issued through the Company's private placement offerings. The Company has applied for and received the CUSIP number for the or the Company's publicly traded shares. The Company, through its sponsoring market maker Equitrade Securities, Inc., filed Form 211 on July 21, 1999, for listing its shares on the OTC Electronic Bulletin Board. The Company has received two sets of comments from OTC Bulletin Board examiners and responded to them. The Company filed with SEC on December 10, 1998, and this filing became effective February 8, 1999. The SEC has notified the Company that all questions and comments have been cleared.

Note 7 - Equity Funding

The Company anticipates the need for additional capital to launch its product line. Management may elect to sell additional equity, debt or enter into partnerships to fund its financial needs. Currently, the Company has developed its first product, "Replen 100 for Vibrant Health", and has a limited inventory of this product.

Dr. Abravanel's Formulas, Inc.

                          (A Development Stage Company)
                                  Balance Sheet
                                February 28, 1999

                                     ASSETS

Current Assets
  Cash                                                     $   43,707
  Inventory (note 1)                                           12,790
                                                           -----------
Total current assets                                           56,497

Deferred taxes, net (notes 1 and 4)                             5,610
                                                           -----------

Total assets                                               $   62,107
                                                           ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Contract payable (notes 2 and 5)                         $   19,475
                                                           -----------
Total current liabilities                                      19,475

Shareholders' equity (note 3)
  Common stock, $.001 par, authorized 40,000,000
    shares; 12,841,353 shares issued and outstanding           12,841
  Additional paid-in capital - common stock                   132,018
  Special distribution (notes 2 and 5)                        (60,000)
  Common stock offering costs                                 (21,123)
  Preferred stock, $.001 par, authorized 10,000,000
    shares; 0 shares issued and outstanding                      -
  Deficit accumulated during the development stage            (21,104)
                                                          ------------
Total shareholders' equity                                     42,632
                                                          ------------
Total liabilities and shareholders' equity                $    62,107
                                                          ============

See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                             Statement of Operations
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                       Eleven Month       Period from Inception
                                       Period Ended       (April 28, 1998) to
                                       February 28,1999   February 28, 1999
                                       ----------------   ---------------------
Sales                                  $           -      $             -
Cost of sales                                      -                    -
                                       ----------------   ---------------------

Gross profit                                       -                    -
                                       ----------------   ---------------------
Costs and expenses:
  General and administrative                    26,714                 26,714
                                       ----------------   ---------------------
Total costs and expenses                        26,714                 26,714
                                       ----------------   ---------------------
Net loss before income taxes                   (26,714)               (26,714)
Income tax benefit attributable
  to continuing operations (note 4)              5,610                  5,610
                                       ----------------   ---------------------

Net loss                               $       (21,104)   $           (21,104)
                                       ================   ====================

Net loss before income taxes per
  share (note 1)                       $          (.01)   $              (.01)
Net loss per share (note 1)            $          (.01)   $              (.01)

Weighted average common shares
   (in thousands) (note 1)                      10,374                 10,374
                                       ================    ===================

See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                        Statement of Shareholders' Equity
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                                             Period from
                                         Eleven Month        Inception
                                         Period Ended       (April 28, 1998) to
                                         February 28, 1999   February  28,1999
                                         -----------------  -------------------
Beginning balance                        $          -       $           -

Issuance of common stock:
   10,000,000 shares on 4/28/98                    10,000              10,000
     (issued as partial consideration
     for product formulas; valued at
     stock par value)
          25,000 shares on 6/15/98                    250                 250

          53,500 shares on 6/15/98                  8,025               8,025
         100,000 shares on 7/10/98                 15,000              10,000
          10,000 shares on 7/16/98                    100                 100
          40,000 shares on 7/16/98                  6,000               6,000
         135,000 shares on 7/23/98                  1,350               1,350
         233,461 shares on 7/23/98                 35,019              35,019
          27,500 shares on 7/30/98                    275                 275
          33,500 shares on 7/30/98                  5,025               5,025
          25,000 shares on 8/18/98                    250                 250
          81,667 shares on 8/18/98                 12,250              12,250
         750,000 shares on 8/20/98                    750                 750
          60,600 shares on 8/21/98                  9,090               9,090
         100,000 shares on 8/21/98                  1,000               1,000

         137,500 shares on 8/25/98                  1,375              1,375
         173,000 shares on 8/25/98                 25,950             25,950
         750,000 shares on 8/26/98                    750                750
          40,000 shares on 8/31/98                    400                400
          10,000 shares on 9/04/98                  1,500              1,500
          55,625 shares on 9/18/98                 10,500             10,500
         Special distribution                     (60,000)           (60,000)
         Common stock offering costs              (21,123)           (21,123)

      Net loss                                    (21,104)           (21,104)
                                         ----------------- -------------------
Balance at February 28, 1999             $         42,632  $          42,632
                                         ================= ===================

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
               For the Eleven Month Period Ended February 28, 1999
       and the Period from Inception (April 28, 1998) to February 28, 1999

                                                                    Period from
                                                 Eleven Month       Inception
                                                 Period Ended       (April 28, 1998) to
                                                 February 28, 1999  February 28, 1999
                                                 -----------------  ------------------
         Cash flow from operating activities
              Net loss                           $        (21,104)  $         (21,104)

           Adjustments to reconcile net income
            to net cash used in operating
            activities:
              Increase in deferred taxes                   (5,610)             (5,610)
            Changes in assets and liabilities:

                 See accompanying notes to financial statements.

              Inventory                                   (12,790)            (12,790)
                                                 -----------------  ------------------
         Net cash used by operations                      (39,504)            (39,504)

         Cash flows from financing activities
            Issuance of common stock                      134,859             134,859
            Common stock offering costs                   (21,123)            (21,123)
            Payment of special distribution               (30,525)            (30,525)
                                                 -----------------  ------------------
         Net increase in cash                              83,211              83,211

         Cash at beginning of period                          -                   -
                                                 -----------------  ------------------
         Cash at end of period                   $         43,707   $          43,707
                                                 =================  ==================

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                            Statements of Cash Flows
               For the Eleven Month Period Ended February 28, 1999
      and the Period from Inception (April, 28, 1998) to February 28, 1999

Supplemental cash flow disclosures;
  Interest paid                           $  0          $  0
                                          ====          ====
  Income taxes paid                       $  0          $  0
                                          ====          ====
  Non cash transactions:

On April 28, 1998, 10,000,000 shares of common stock were issued as payment for product formulas valued at $10,000.

                 See accompanying notes to financial statements.

                         Dr. Abravanel's Formulas, Inc.
                          (A Development Stage Company)
                          Notes to Financial Statements

Note 1 - Nature of business and summary of significant accounting policies

Nature of business - Dr. Abravanel's Formulas, Inc. was incorporated on April 28, 1998 in the state of Nevada. The Company was formed as a nutritional supplement development and marketing corporation. The Company has developed products specifically for the reduction or elimination of cravings in people.

As a development stage company, management's efforts have been in product development and marketing strategies.

Inventories - Inventories, which at February 28, 1999, consisted primarily of production supplies, are stated at the lower of cost or market determined on the first-in, first-out (fifo) basis.

Intangibles - Start-up costs, research and development costs and formula costs are charged to expense in the period incurred.

Income Taxes - The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts could differ from those estimates.

Per share information - Per share information has been computed using the weighted average number of common shares outstanding during the period.

Note 2 - Contract payable

Effective on April 28, 1998, the Company entered into an agreement to purchase specific existing nutritional formulations as well as the non-exclusive use of formulas to be developed in the future.

In exchange for the formulas the Company agreed to give 10,000,000 shares of common stock, with a par value of $10,000, and $50,000 in cash. The stock was issued on April 28, 1998, and the cash was paid in installments of $30,525 in 1998, and the remainder of $19,475 will be paid on or after September 15, 1998, at a time which is at the discretion of the Company's board of directors.

Note 3 - Shareholders' equity

Voting rights and powers - Common stock shall be entitled to cast thereon one
(1) vote in person or by proxy for each share of the common stock standing in his name.

Dividends and distributions -

         a) Cash dividends - subject to the rights of holders of preferred stock, holders of common stock shall be entitled to receive such cash dividends as may be declared thereon by the board of directors from time to time out of assets or funds of the Corporation legally available therefor;

         b) Other dividends and distributions - The board of directors may issue shares of the common stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the common stock;

         c) Other rights - Except as otherwise required by the Nevada Revised

         Statutes and as may otherwise be provided in these Amended Articles of Incorporation, each share of the common stock shall have identical powers, preferences and rights, including rights in liquidation;

Preferred stock - The powers, preferences, rights, qualifications, terms, limitations and restrictions pertaining to the preferred stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of directors in its sole discretion, authority to do so being hereby expressly vested in bush board.

Transfer restrictions - No sale, offer to sell, or transfer of any common stock issued shall be made unless a registration statement under the Federal Securities Act of 1933, as amended with respect to such shares is then in effect or an exemption from the registration requirements of said act is then in fact applicable to said shares. In addition, all common stock issued at $.01 (500,000 shares) may not be sold, offered for sale, or transferred unless approved and authorized in writing by the Company's board of directors.

Note 4 - Income taxes

As of February 28, 1999 the Company has available net operating loss carryforwards of approximately $26,700. These carryforwards will expire in the year 2014. As of February 28, 1999, the Company recognized a deferred tax asset amounting to $5,610 from its loss carryovers.

         Total deferred tax assets              $   5,610
          (from net operating loss carryovers)
         Less valuation allowance                      -
                                                ---------
         Deferred tax assets, net               $   5,610
                                                =========

         Total deferred tax liabilities         $      -
                                                =========

                                                  Deferred               Deferred
                                                    tax      Valuation      tax
                                                   assets    allowance    assets (net)
                                                 ----------  ----------  -------------
         Beginning balance                       $        -  $        -  $           -
         Current tax (expense) benefit                5,610           -          5,610
         Current adjustment in valuation
           allowance                                      -           -              -
                                                 ----------  ----------  -------------
         Balance at February 28, 1999            $    5,610  $      -    $       5,610
                                                 ==========  ==========  =============

         Statutory tax on pre-tax income from continuing
            operations                                         $      -
         Deferred tax expense or (benefit)                        5,610
         Current adjustment in valuation allowance                    -
                                                               --------
         Income tax expense (benefit) attributable
            to continuing operations                           $( 5,610)
                                                               ========

Note 5 - Related party transactions

On April 28, 1998 the Company purchased certain nutritional formulations from Elliot D. Abravanel, MD and Mark Delott, the only officers and directors of the Company for $50,000 and 10,000,000 shares of common stock.

Note 6 - Contingencies

The Company is dependent on Dr. Elliot Abravanel for the development and marketing of the Company's product line.

Note 7 - Private placement memorandum and filings with the SEC

As of February 28, 1999, 831,353 shares of common stock have been issued through the Company's private placement offering. The Company intends filing with the NASD for listing of its shares on the over the counter (OTC) Electronic Bulleting Board. In preparation for this, the Company filed with the SEC on December 10, 1998 and this filing became effective February 8, 1999. The only step remaining in this process is a clearance of comments and questions from the SEC.

Note 8 - Subsequent events

The Company anticipates the need for additional capital to launch its product line. Management may elect to sell additional equity, debt or enter into partnerships to fund its financial needs. Currently, the Company has developed its first product "Replen 100 for Vibrant Health" and has a limited inventory of this product.

                                  LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Bondy & Schloss LLP, New York, New York.

                                     EXPERTS

        The financial statements of Infotopia, Inc., for the year ended December 31, 2000 have been audited by Merdinger, Fruchter, Rosen & Corso, P.C., and have been included in this prospectus in reliance upon the report of such firm and upon their authority as experts in accounting and auditing.

        You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer and/or solicitation is unlawful.


                       WHERE CAN YOU FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

                               245,290,955 SHARES

                                 INFOTOPIA, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                              ___________ __, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Nevada General Corporation Law (the "NGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The NGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification may be made, if a judgment or other final adjudication establishes such director or officers' actions or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his/her conduct was lawful or had no reasonable cause to believe his/her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a director held liable for an unlawful distribution, as defined by the NGCL; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of shareholder.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.



SEC registration Fee............................    $ 7,053.00
Printing and Engraving Expenses.................      4,000.00
Legal Fees and Expenses.........................     40,000.00
Accounting Fees and Expenses....................     10,000.00

Total...........................................    $61,053.00

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         Subsequent to the Plan of Exchange dated April 25, 2000 (in which Dr. Abravanel's Formulas, Inc. acquired the Registrant), Balmer & Nelson resigned as the independent accountants for Dr. Abravanel's. Balmer & Nelson had previously audited the balance sheet of Dr. Abravanel's as of February 28, 1999 and the related statements of operations, stockholders' equity, and cash flows for the period from April 28, 1998 (the inception of Dr. Abravanel's) through the fiscal year ended February 28, 1999. Balmer & Nelson has not issued an adverse opinion or a disclaimer of opinion, nor has any report during the past year been qualified or modified as to uncertainty, audit scope, or accounting principles.

         During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding the resignation of Balmer & Nelson, there were no disagreements with Balmer & nelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         During Dr. Abravanel's most recent fiscal year, and any subsequent interim period preceding this change in certified accountants, Balmer & Nelson did not advise Dr. Abravenel's that: (i) the internal controls necessary to develop reliable financial statements did not exist, (ii) that information had come to the accountant's attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management, (iii) there was a need to expand significantly the scope of its audit, or that information had come to the attention of Balmer & Nelson during said time period, that, if further investigated, may (a) materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements) or (b) cause it to be unwilling to rely on management's representations or be associated with Dr. Abravanel's financial statements, and (iv) information had come to the accountant's attention that it had concluded materially impacted the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to the accountant's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements).

         On April 14, 2000, Dr. Abravanel's engaged Randy R. Simpson, CPA, P.C., as the new independent accountant engaged as the principal accountant to audit Dr. Abravanel's financial statements. During Dr. Abravanel's two most recent fiscal years, and any subsequent interim period prior to engaging Randy R. Simpson, neither Dr. Abravanel's nor anyone on its behalf consulted Randy R. Simpson regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinon that might be rendered on Dr. Abravanel's financial statements, or (iii) any matter which was either the subject of a disagreement (there were no disagreements, as stated above) or a reportable event (as described in Item 304(a)(1)(V) of Regulation S-K). The decision to engage Randy R. Simpson as Dr. Abravanel's new accountant was recommended and approved by the board of directors of Dr. Abravanel.

                     RECENT SALES OF UNREGISTERED SECURITIES

         See discussion regarding the issuance of preferred shares in the section entitled "Description of Securities."

UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                    EXHIBITS

Exhibit
Number     Description

(3)(i) (1) Registrant's Articles of Incorporation, as amended. (5)
(3)(ii)(1) Registant's Bylaws (1)
(4)(i)(1)  Specimen Stock Certificate (2)
(4)(i)(2)  Secured Convertible Debenture (5)
(4)(i)(3)  Securities Purchase Agreement (5)
(4)(i)(4)  Stock Purchase Warrant (5)
(4)(i)(5)  Certificate of Designation-Convertible Preferred Series A
(4)(i)(6)  Certificate of Designation-Convertible Preferred Series B
(5)(i)(1) Opinion of Bondy & Schloss LLP as to the legality of the securities being offered.
(10)(i)(1) Acquisition Agreement by and between Registrant and Torso
           Tiger, Inc. (3)
(10)(i)(2) License Agreement (3)
(10)(i)(3) Mutual Release and Settlement Agreement with Greenwood
           And Hall (3)

Exhibit
Number      Description


(10)(i)(4)  Settlement Agreement and Full Release with David M. Vitko,
            D.V. Back Products, Inc., General Partner, Backstroke, Ltd. (3)
(10)(i)(5)  Addendum Manufacturing, Marketing and Distribution
            Agreement with Dean Tornabene (3)
(10)(i)(6)  Settlement Agreement and Full Release with Cactus Jack (5)
(10)(i)(7)  Letter of Understanding with First Equity Capital (3)
(10)(i)(8)  Lease with David Cuniff, dated May 19, 2000 (4)
(10)(i)(9)  License Agreement by and between Registrant and Lohan Media, LLC (5)
(10)(i)(10) Vision Publishing Inc./Technical Analysis Agreement (5)
(10)(i)(11) Infomercial Marketing and Distribution Agreement (5)
(10)(ii)(1) Executive Employment Agreement between Registrant and
            Daniel Hoyng (5)
(10)(ii)(2) Executive Employment Agreement between Registrant and
            Ernest Zavoral (5)
(10)(ii)(3) Executive Employment Agreement between Registrant and
            Marek Lozowicki(5)
(10)(ii)(4) Executive Employment Agreement between Registrant and
            Lisa Ulshafer (5)
(10)(ii)(5) Executive Employment Agreement between Registrant and
            Robert Tilton (5)
(10)(ii)(6) Executive Employment Agreement between Registrant and
            Alan E. Ricks (5)
(10)(ii)(7) Executive Employment Agreement between Registrant and
            William F. Gross (5)
(10)(ii)(8) Executive Employment Agreement between Registrant and
            Douglas Blattner (6)
(23)(i)(1)  Consent of Bondy & Schloss, CPA, P.C. (included in Exhibit
            (5)(i)(1))
(23)(i)(2)  Consent of Randy Simpson, CPA, P.C.
(23)(i)(3)  Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

(1) Registration Statement on Form 10-SB of Registrant (f/k/a Dr. Abravanel's Formulas, Inc.).
(2) Registration Statement on Form S-8 of Registrant, No. 333-49642.
(3) Quarterly Report of Registrant on Form 10-QSB for the quarter ended May 31, 2000.
(4) Registration Statement on Form SB-2 of Registrant, Amendment No. 1 thereto, filed November 3, 2000.
(5) Registration Statement on Form SB-2 of Registrant, filed January 11, 2001.
(6) Annual Report of Registrant on Form 10-KSB for the year ended December 31, 2000.

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Hoyng his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of March, 2001.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2. And has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raynham, Massachusetts, on March 27, 2001.

                                      INFOTOPIA, INC.


                                      By:/s/ Daniel Hoyng

                                      Daniel Hoyng
                                      Chief Executive Officer, Chairman and
                                      Director